As filed with the Securities and Exchange Commission on December 7, 2007 Registration No. 333-145496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JINGWEI INTERNATIONAL LIMITED
(Name of Small Business Issuer in its Charter)

Nevada	7370
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

Room 1605, Tianan Hi-Tech Plaza Tower A, Tianan Cyber Park,
Futian District,
Shenzhen, PRC 518040
+86 0755 8343 3290

(Address and Telephone Number of Principal Executive Offices
and Principal Place of Business)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940

(Name, Address and Telephone Number of Agent for Service)

With a copy to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4159

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2007

PRELIMINARY PROSPECTUS

4,854,850 SHARES OF COMMON STOCK

JINGWEI INTERNATIONAL LIMITED

This prospectus relates to the resale of 3,395,000 shares of our common stock being offered by the Selling Stockholders identified in this prospectus (the “Issued Shares”) and up to an aggregate of 1,459,850 shares of our common stock issuable upon the exercise of common stock purchase warrants (the “Warrant Shares” and, together with the Issued Shares, the “Shares”).

We will not receive any of the proceeds from the sale of Shares by the Selling Stockholders. However, we will receive the proceeds from any exercise of warrants to purchase the Warrant Shares to be sold hereunder. See “Use of Proceeds.”

We have agreed to pay the expenses in connection with the registration of these shares.

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the trading symbol “JNGW.” The last reported closing sale price for our common stock on the OTCBB on December 6, 2007 was $7.60 per share.

Investing in our common stock involves risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing share of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________ , 2007

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 3 of this prospectus and our financial statements and their related notes to those statements appearing elsewhere in this prospectus before making a decision to invest in our common stock.

Our Company

We are a technology services provider in China specializing in software and data mining services. Our PRC predecessor company, Shenzhen Yulong Communications, was one of China’s largest mobile paging systems providers with over 70 million subscribers. In 1999 as the market transitioned from paging to cellular, Shenzhen Yulong Communications split into two separate entities: China Wireless Technologies Limited, to hold its hardware assets, and New Yulong Communications Company (“New Yulong”), to hold its software assets and database. In 2001, New Yulong was merged into Shenzhen Jingwei Communication Co., Ltd. (“Jingwei Communications”) which is 90% owned by Mr. George (Jianguo) Du, our President and Chairman of the board of directors. Jingwei Communications was established to provide data mining services and as such is entitled to preferential tax treatment under PRC laws. The merger of New Yulong into Jingwei Communications allows the new company to benefit from favorable tax treatment. Concurrent with the merger, New Yulong transferred its proprietary consumer database to Jingwei Communications which enabled Jingwei Communications to commence operations. In May 2006, Mr. George Du established Jingwei International Investments Limited, a company organized under the laws of the British Virgin Islands (“Jingwei BVI”). As is common with Chinese companies, there are legal ownership restrictions on businesses in certain industries, including the telecommunications industry. Thus contractual arrangements between Jingwei Communications and Jingwei BVI's PRC subsidiary, Jingwei Hengtong Technology (Shenzen) Co., Ltd. (“Jingwei Hengtong”), were established in order to avoid such restrictions and enable Jingwei BVI to treat Jingwei Communications as a consolidated subsidiary for accounting purposes.

In addition, Jingwei Communications is a limited liability company organized under the laws of China and is 100% owned by Jingwei’s President, General Manager and Chairman,George (Jianguo) Du, Ailing Yin and Guiling Yin. Jingwei Communications is licensed by the Chinese authorities to engage in Internet information value-added telecommunications services. We operate our telecom-related businesses in China primarily through Jingwei Communications, which is based in China and wholly-owned by Chinese citizens, including our President and Chairman, Mr. Du, who owns 90% of Jingwei Communications. We do not have an equity interest in Jingwei Communications. In order to meet domestic ownership requirements under Chinese law, which restrict foreign companies from operating in certain value-added telecommunications and Internet services sectors, Jingwei Communications is controlled by our wholly-owned subsidiary Jingwei HengTong through a series of exclusive contractual relationships that are typical for international businesses in China. As a result of these arrangements, we have secured significant rights to influence Jingwei Communication’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive all income earned by Jingwei Communications. In addition, to ensure that Jingwei Communications and its shareholders perform certain obligations under these contractual arrangements, the shareholders have pledged to Jingwei HengTong all of their equity interests in Jingwei Communications. Upon the occurrence of certain events, the equity interests will be transferred to Jingwei HengTong, or at such time that current restrictions under PRC law on foreign ownership of Chinese companies providing value-added telecommunications services in China are lifted, Jingwei HengTong may exercise its option to purchase the equity interests in Jingwei Communications.

In July 2006, Jingwei BVI established a wholly-owned subsidiary in Hong Kong, Jingwei Hong Kong, as well as a wholly-owned subsidiary in the People’s Republic of China, Jingwei HengTong. The Hong Kong subsidiary was established to serve the purpose of creating a wholly-owned subsidiary company in China as the Chinese government created limitations for BVI companies to do business in China. The reason that Jingwei Heng Tong Technology was established as a Wholly-Owned Foreign Entity (“WOFE”) is that the Chinese government requires all foreign entities to register a company as either a WOFE or Joint Venture companies in China in order to conduct businesses in China.

Our US predecessor company Neoview Holdings Inc., or Neoview, was initially organized in November 2004 to develop and internet auto parts and tool trade website into an online marketplace linking Chinese manufacturers and exporters of auto parts and tool products to buyers around the world. Due to a lack of capital to execute this plan, in July 2006 management sold a majority interest in Neoview and under new management, Neoview focused on finding a suitable merger or acquisition target. On May 16, 2007, Neoview consummated a share exchange with Jingwei BVI whereby Jingwei BVI became Neoview's wholly owned subsidiary and the shareholders of Jingwei BVI acquired 11,554,000 shares of its common stock. Immediately following such share exchange, Neoview consummated a name change merger and became Jingwei International Limited ("Jingwei"). Mr. George Du is the owner of 48% of the common stock of Jingwei.

Our product offerings can be grouped into mainly software services, sales data mining services and consumer electronics.

Our software services include the following services:
● Operation Support Services:
billing, provisioning and revenue assurance for telecommunications and cable operators.
● Business Support Services:
Customer Relationship Management (CRM), customer classification.
● Third Party Software Maintenance:
maintaining software that is developed by third parties for the telecom operators and providing upgrades and enhancements.
● Application developments:
providing Wireless Value Added Services applications to telecom operators to increase revenues on each subscriber.

Our software services include a broad range of telecommunications billing systems, telecommunications provisioning solutions, which involves the process of automating service order requests from customers such as service activation and monitoring of the service order requests and operation decision support, including maintenance and repairs and customer relationship management systems. We operate under exclusive licensing and revenue sharing agreements with China Mobile and China Unicom and have software installations with several additional Chinese telecom companies. Revenue sharing arrangements with such companies are typically on a one to three year term with automatic renewal annually. In most of the arrangements, we provide the hardware and software systems for an application such as magic call and missed call.

Our Data Mining service offerings included data analysis and data marketing services using our proprietary database. These include:

•	Market segmentation
•	Customer churn analysis
•	Fraud detection
•	Direct marketing
•	Interactive marketing
•	Market-bases analysis
•	Trend analysis

We provide marketing through our data marketing process to promote services to the end users. Data marketing involves identifying specific groups of customers and directly marketing to them via either messages through the target customers’ handset or telemarketing. Once the user is converted to become a service subscriber, Jingwei receives a one-time success fee that ranges from 10 to 15 renminbi, the lawful currency of the PRC, or RMB, per user plus a percentage of recurring monthly revenues of 10 to 15% of the total monthly fees.

Data Mining services have wide application across many industry and business sectors, and we believe the key to our future growth. Jingwei started its business in the telecommunications sector and it first applied data mining in this sector. By leveraging our strong relationships, we have been effective at cross-selling our comprehensive data mining services to our existing customer base where we up-sell the service. In addition to selling to traditional existing telecom customer base, we have increased our focus on providing software and data mining services to companies outside of the telecom sector. Our data mining capabilities, which include business efficiency and database marketing and analysis services, are bolstered by our proprietary database which contains detailed biographical, demographic and purchasing data on over 200 million Chinese consumers.

Our consumer electronics business includes sales of mobile handsets identified by our data mining capabilities, primarily Kangka-branded headsets. Once potential customers are identified, we send a message to them via handsets. If the target customer responds to the message, we direct them to a retail location to purchase the new handset, which we purchase from the manufacturer. The manufacturer then ships the merchandise to the retail location, which collects the payment for the sale on our behalf.  The revenue from software services accounted for 80% of total revenue in 2005 and 64% of total revenue in 2006 and the revenue from data mining services accounted for 20% and 36% of the total revenue for the years 2005 and 2006 respectively. For the first half of year 2007, 14% of revenue was from software services and the remaining 86% was from data mining services and sales of data mobile handsets.

Our principal executive offices are located at Room 1605, Tianan Hi-Tech Plaza Tower A, Tianan Cyber Park, Futian District, Shenzhen, PRC 518040. Our telephone number at that address is +86 0755 8343 3290. Our corporate website is www.jingweicom.com. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

Our corporate organizational structure following the share exchange and name change merger described above is as set forth in the chart below:

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business, including the following:

●  We rely on our relationships with China Unicom and China Mobile;

●  Jingwei has a limited operating history which provides investors with a limited basis to evaluate our financial and operating performance;

●  Jingwei’s operations and assets in China are subject to significant political and economic uncertainties;

●  the loss of certain key employees could have a material adverse effect on our business;

●  failure to protect our intellectual property rights could negatively affect our business and competitive position; and

●  we own our operatring company Jingwei Communications through a series of contractual arrangements and uncertainties exist as to whether PRC laws may interpret or apply the laws governing these arrangements in a manner adverse to our business operations.

For a fuller discussion of these and other risk factors affecting Jingwei and our business, see the “Risk Factors” section beginning on page 3 of this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form SB-2 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 4,854,850 shares

OTCBB Symbol	JNGW

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related to Our Business

We have a limited operating history which provides a limited basis for you to evaluate our financial and operating performance.

Our limited operating history and the early stage of development of the industry in which we operate makes it difficult to evaluate our business and future prospects. Although our revenues have grown rapidly, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expands. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties in implementing our business model, including potential failure to:

•	increase awareness of our products, protect our reputation and develop customer loyalty;

•	manage our expanding operations and service offerings, including the integration of any future acquisitions;

•	maintain adequate control of our expenses; and

•
anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our business depends to a large extent on mobile telecommunications service providers in China and any deterioration of such relationships may result in severe disruptions to our business.

We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of large customers, such as China Mobile and China Unicom which are our only major customers who have been customers for over two years. We operate under exclusive software licensing and revenue sharing arrangements with China Mobile and China Unicom. Currently, China Mobile and China Unicom are the only mobile telecommunications service providers in China that have platforms for Wireless Value Added Services. Our agreements with them are generally for a period of less than one year and generally do not have automatic renewal provisions. Each of China Mobile and China Unicom retain the ability to renegotiate the terms of the agreement with the Company, either pursuant to the ability to terminate the existing agreement in favor of a new agreement or by means of the amendment provisions of such agreements. Such opportunities for expansion of services provided to such customers are not specifically contemplated by the terms of the current software license agreements. If neither of them is willing to continue to cooperate and negotiate with us upon expiration, we may not be able to conduct our existing Wireless Value Added Services business. In 2006, approximately 90% of our revenues were derived from five customers, of which three were new customers. The loss, cancellation, deferral or renegotiation of any large agreements with telecommunications operators or other major customers could have a material adverse effect on our profitability.

In addition, if either China Mobile or China Unicom decides to change its content or transmission fees or its share of revenues, or does not comply with the terms and conditions of our agreements with them, our revenues and profitability could also be materially adversely affected.

Our financial condition and results of operations may be materially affected by the changes in policies or guidelines of the mobile telecommunications service providers.

The mobile telecommunications service providers in China may, from time to time, issue certain operating policies or guidelines, requesting or stating its preference for certain actions to be taken by all Wireless Value Added Services providers using their platforms. Due to our reliance on the mobile telecommunications service providers, a significant change in their policies or guidelines may have a material adverse effect on us. Such change in policies or guidelines may result in lower revenue or additional operating costs for us, and as such, we cannot assure you that our financial condition and results of operations will not be materially adversely affected by any such policy or guideline change.

Our customers are concentrated in a limited number of industries and a slowdown in these industries could have an adverse effect on our business.

Our customers are concentrated primarily in the telecommunications, media and technology industries, and to a lesser extent, the automobile, financial services, retail and utility industries, where the current trend is to outsource certain customer relationship management and value-added services. Our ability to generate revenue depends on the demand for our services in these industries. An economic downturn, or a slowdown or reversal of the tendency in any of these industries to rely on outsourcing could have a material adverse effect on our business, results of operations or financial condition.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and expect competition to persist and intensify in the future. Our competitors are mainly leaders in the software and data mining services markets, such as AsiaInfo Holdings, Inc., Lian Chuang, Neusoft and Digital China in the software services market and Linkage and NCR Corp. in the data mining services market. Our competitors also include small firms offering specific applications, divisions of large entities and other large independent firms. We face the risk that new competitors with greater resources than us will enter our markets.

Increasing competition among telecommunication companies in greater China has led to a reduction in telecommunication services fees that can be charged by such companies. If a reduction in telecommunication services fees negatively impacts revenue generated by our customers, they may require us to reduce the price of our services, or seek competitors that charge less, which could reduce our market share. If we must significantly reduce the price of our services, the decrease in revenue could adversely affect our profitability.

Key employees are essential to growing our business and could choose to work elsewhere.

Regis Kwong, Chief Executive Officer, George Du, President, General Manager and Chairman, and Helen Lu, Chief Financial Officer are essential to our ability to continue to grow our business. Messrs. Kwong and Du and Ms. Lu have established relationships within the industries in which we operate. If either of them were to leave the Company, our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, we face competition for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act and we may be required to implement compliance infrastructure without adequate resources.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. Unlike other, larger companies, our ability to dedicate resources for compliance purposes is limited. If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

Failure to provide significant management attention to international operations may negatively affect our business.

Our operations in China and in other Asian countries are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

•	legal uncertainties or unanticipated changes regarding regulatory requirements, political instability, liability, export and import restrictions, tariffs and other trade barriers;

•	longer customer payment cycles and greater difficulties in collecting accounts receivable;

•	uncertainties of laws and enforcement relating to the protection of intellectual property; and

•	potentially uncertain or adverse tax consequences.

If we need additional financing, which may not be available on satisfactory terms or at all.

We believe that our existing cash will be sufficient to support our current operating plan for at least the next 18 months. However, our capital requirements may be accelerated as a result of many factors, including timing of development activities, underestimates of budget items, unanticipated expenses or capital expenditures, limitation of development of new potential products, future product opportunities with collaborators, future licensing opportunities and future business combinations. Consequently, we may need to seek additional debt or equity financing, which may not be available on favorable terms, if at all, and which may be dilutive to you.

We may seek to raise additional capital through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience dilution. To the extent that we raise additional capital by issuing debt securities, we would incur substantial interest obligations, may be required to pledge assets as security for the debt and may be constrained by restrictive financial and/or operational covenants. Debt financing would also be superior to your interest in bankruptcy or liquidation. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or product candidates, or grant licenses on unfavorable terms.

We must respond quickly and effectively to new technological developments in order to remain competitive.

Our business is highly dependent on our computer and telecommunications equipment and software systems. Our failure to maintain our technological capabilities or to respond effectively to technological changes could adversely affect our business, results of operations or financial condition. Our future success also depends on our ability to enhance existing software and systems and to respond to changing technological developments. If we are unable to successfully develop and bring to market new software and systems in a timely manner, our competitors’ technologies or services may render our products or services noncompetitive or obsolete.

If we fail to protect adequately or enforce our intellectual property rights, or to secure rights to patents of others, the value of our intellectual property rights could diminish.

Our success, competitive position and future revenues will depend in part on our ability, and the ability of our licensors, to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have nine patents issued by the National Intellectual Property Administration of the PRC and the Shenzhen Bureau of Science, Technology and Information. We anticipate filing additional patent applications both in the PRC and in other countries, as appropriate. However, we cannot predict the degree and range of protection patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent the our patents, if and when patents will issue, whether or not others will obtain patents claiming aspects similar to our patent applications, or if we will need to initiate litigation or administrative proceedings, which may be costly whether we win or lose.

Our success also depends on the skills, knowledge and experience of our scientific and technical personnel, consultants, advisors, licensors and contractors. To help protect our proprietary know-how and inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into confidentiality and, where applicable, grant-back agreements. These agreements may not provide adequate protection in the event of unauthorized use or disclosure or the lawful development by others of such information. If any of our intellectual property is disclosed, our value would be significantly impaired, and our business and competitive position would suffer.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages and compelled to defend against litigation.

If our products, methods, processes and other technologies infringe proprietary rights of other parties, we could incur substantial costs, and may have to obtain licenses (which may not be available on commercially reasonable terms, if at all), redesign our products or processes, stop using the subject matter claimed in the asserted patents, pay damages, or defend litigation or administrative proceedings, which may be costly whether it wins or loses. All these could result in a substantial diversion of valuable management resources.

We believe we have taken reasonable steps, including comprehensive internal and external prior patent searches, to ensure we have freedom to operate and that our development and commercialization efforts can be carried out as planned without infringing others’ proprietary rights. However, we cannot guarantee that no third party patent has been filed or will be filed that may contain subject matter of relevance to our development, causing a third party patent holder to claim infringement. Resolving such issues has traditionally resulted, and could in our case result, in lengthy and costly legal proceedings, the outcome of which cannot be predicted accurately.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Risks Associated With Doing Business In Greater China

There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

Our operations and assets in greater China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under our current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005 and 3.3% in 2006. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our international operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

We are required to obtain licenses to expand our business into other provinces of mainland China.

Our activities must be reviewed and approved by various national and local agencies of the Chinese government before they will issue business licenses to us. There can be no assurance that the current Chinese government, or successors, will continue to approve and renew the our licenses. If we are unable to obtain licenses or renewals, we will not be able to continue our business operations in mainland China, which would have a material adverse effect on our business, financial condition and results of operations.

Existing and proposed regulation in the areas of consumer privacy, data use and/or security could affect our financial condition.

We and our customers are subject to regulations related to privacy and data use and security in the PRC, and our customers and us could be negatively impacted by these regulations. Our data mining services depend in large part on the use of consumer information obtained from former customers of Shenzhen Yulong Communications and various third-party sources. Regulation of privacy and data use and security in the PRC may increase the costs relating to the our business. Any additional regulations in these areas may also increase our costs to comply with such regulations and could materially and adversely affect our profitability. Finally, failure to comply with the privacy and data use and security laws and regulations to which we are subject could result in fines, sanctions or other penalties, which could materially and adversely affect our results of operations and overall business.

We may have limited legal recourse under PRC law if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

We must comply with the Foreign Corrupt Practices Act which could disadvantage us in the markets in which we operate.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If the our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

PRC laws and regulations restrict foreign investment in China’s telecommunications service industry and we have entered into contractual agreements with Jingwei Communications to control and realize the benefits of the business. We are relying upon PRC laws and there is substantial uncertainty regarding the interpretation and application of current or future PRC laws and regulations.

Since we are deemed to be foreign persons or foreign-funded enterprises under PRC laws and cannot directly invest in companies operating in the telecommunications industry, we operate our businesses in China through Jingwei Communications, an operating company that is owned by PRC citizens and not by us. We control Jingwei Communications through a series of contractual arrangements. Although we believe we are in compliance with current PRC regulations, we cannot be sure that the PRC government would view these contractual arrangements to be in compliance with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. In the opinion of Guang Dong Jindi Law Office, our PRC legal counsel, our current ownership structure and the contractual arrangements comply with all existing applicable PRC laws, rules and regulations. Because this structure has not been challenged or examined by PRC authorities, uncertainties exist as to whether the PRC government may interpret or apply the laws governing these arrangements in a way that is contrary to the opinion of our PRC counsel. If we, our wholly-owned subsidiaries or Jingwei Communications, were found to be in violation of any existing PRC laws or regulations, the relevant regulatory authorities would have broad discretion to deal with such violation, including, but not limited to the following:

•	levying fines;

•	confiscating income;

•	revoking licenses;

•	shutting down servers or blocking websites;

•	requiring a restructure of ownership or operations; and/or

•	requiring the discontinuance of Wireless Value Added Services businesses.

Any of these or similar actions could cause significant disruption to our business operations or render us unable to conduct our business operations and may materially adversely affect our business, financial condition and results of operations.

The contractual agreements between Jingwei HengTong and Jingwei Communications may not be as effective in providing operational control as direct ownership of these businesses and may be ineffective to permit consolidation of the financial results of the business.

We depend on Jingwei Communications, an operating company in which we have no equity ownership interest, for substantially all of our operations, revenues and net income, and must rely on contractual agreements to control and operate these businesses. Although we have been advised by PRC legal counsel that our contractual arrangements with the operating company are valid, binding and enforceable under PRC laws and regulations, these contractual agreements may not be as effective in providing and maintaining control over the operating company and its business operations as direct ownership of these businesses. For example, we may not be able to take control of Jingwei Communications upon the occurrence of certain events, such as the imposition of statutory liens, judgments, court orders, death or incapacity. Furthermore, if the operating company and its shareholders fail to perform as required under those contractual agreements, we will have to rely on the PRC legal system to enforce those agreements, and due to the uncertainties that exist under PRC law about its structure, there is no guarantee that we will be successful in an enforcement action and any action could result in the disruption of our business, damage to our reputation, diversion of our resources and significant costs. In addition, the PRC government may propose new laws or amend current laws that may be detrimental to our current contractual agreements with the operating company, which may in turn have a material adverse effect on our business operations.

These contractual arrangements have not yet been the subject of an audit report issued by an audit firm registered with the Public Company Accounting Oversight Board in the United States. In the event the audit firm providing an audit report regarding our financial statements for the year ended December 31, 2007 determines that the contractual arrangements are not effective to permit consolidation of the results of operations of the business, we may be required to modify such arrangements in order to obtain the opinion of such audit firm regarding their financial statements that must be filed with the SEC. Any such modifications may be costly and time-consuming or may not be possible to implement, which would likely result in significant disruptions to our business and the public market for our securities.

Risks Related to the Common Stock

As we did not timely file or have declared effective a registration statement to register for resale shares from our recent offering we could be required to pay liquidated damages.

We entered into a Registration Rights Agreement at the time of closing of the Offering. Under the Registration Rights Agreement, we were obligated to file a registration statement providing for the resale of all or a portion of the shares included in the Units and all, or a portion of the Shares underlying the Warrants included in the Units within 60 calendar days after the closing of the Offering and to use our best efforts to have it declared effective within 120 calendar days (or 180 calendar days in the event our registration is the subject of review and comment by the SEC, which it has been) of the closing of the Offering. As we have not met these timelines, we may be required to pay liquidated damages in the amount of 1% of the purchase price of the securities being registered, per month, subject to a maximum limit of 10%. Any of the investors entitled to registration rights under the Registration Rights Agreement, as counterparties thereto, could seek to enforce such rights against us, which could require the payment of liquidated damages totalling $340,000, assuming all such investors elected to enforce such rights. We would calculate the exact amount owed any investor upon receiving a claim relating thereto.

When the registration statement becomes effective, there will be a significant number of shares of common stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the registration statement, a large number of shares of common stock will become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell common stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

Our principal stockholders, officers and directors, who currently own 53.4% of our outstanding Common Stock, are subject to a one year lock-up which expires on May 16, 2008. The shares of Common Stock held by the former shareholders will be tradable subject to compliance with the requirements of the Securities Act, including Rules 144 and 145 under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by our Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s Shares will belong to that Selling Stockholder.

We will receive proceeds from the issuance of the Warrant Shares to the Selling Stockholders, the proceeds of which we expect to use for working capital. If all 1,459,850 of the Warrants were exercised in full for cash, the proceeds to the Company would be approximately $8,759,100.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this prospectus. The selected financial data for our operating subsidiary, Shenzhen Jingwei Communications Co., Ltd., (“Jingwei Communications”), presented below for fiscal years ended December 31, 2005 and 2006 are derived from financial statements audited by PKF Hong Kong SAR, a member firm of PKF International, an independent accounting firm, and should be read in conjunction with the audited consolidated financial statements and notes thereto, set forth elsewhere in this prospectus. The selected financial data for Jingwei International Limited and Subsidiaries (“Jingwei ”) for the nine months ended September 30, 2007 and for Jingwei Communications for one month ended January 31, 2007 are derived from our unaudited consolidated financial statements, and notes thereto, set forth elsewhere in this prospectus.

	Jingwei Communications		Jingwei	Jingwei Communications

	For the year ended		Nine months(1)	One month(1)
	December 31,		Ended	Ended
	2005	2006	September 30, 2007	January 31, 2007
Dollars in thousands	(Audited)		(Unaudited)	(Unaudited)
Software Services	$7,148	$8,758	$2,419	$613
Data Mining	1,790	4,883	5,252	482
Consumer Electronics Sales	-	-	7,430	-
Total Revenues	$8,938	$13,641	$15,102	$1,095
% Growth	223%	52.6%	NA	NA
Gross Profit	$3,771	$5,525	$6,412	$795
% Margin	42.2%	40.5%	42.5%	72.6%
Income from operations	$2,122	$3,745	$5,122	$647
% Margin	23.7%	27.5%	33.9%	59.1%
Net Income	$2,161	$3,800	$4,425	$762
% Margin	24.2%	27.9%	29.3%	69.6%
Cash and Cash Equivalents	$704	$704	$12,960	$528
Net Working Capital	$2,068	$6,050	$24,035	$6,824
Total Assets	$6,845	$11,369	$31,123	$10,259
Stockholders' Equity	$2,253	$6,206	$19,955	$6,977
Capital Expenditures	$65	$7	$2,647	$1

(1) Jingwei (formerly known as Neoview Holdings Inc.) consummated a share exchange with Jingwei BVI whereby Jingwei BVI became Jingwei’s wholly-owned subsidiary. At the time of entering into the share exchange agreement, Jingwei BVI was the ultimate beneficiary of the control arrangements established with respect to Jingwei Communications and its results of operations on February 8, 2007. Accordingly, the results of operations of Jingwei Communications and subsidiaries have been consolidated in Jingwei’s consolidated financial statements only from February 2007 onwards.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Except for the historical information contained herein, the matters discussed in this “MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “RISK FACTORS,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this report. The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus and in conjunction with our “SELECTED CONSOLIDATED FINANCIAL DATA”:

NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should read the following discussion together with the more detailed business information and consolidated financial statements and related notes that appear elsewhere in this prospectus. This prospectus may contain certain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by our use of words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative or other variations of these words, or other comparable words or phrases. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “RISK FACTORS”.

Company Overview

Our predecessor Neoview was initially organized in November 2004 to develop an internet auto parts and tool trade website into an online market place linking Chinese manufacturers and exporters of auto parts and tool products to buyers around the world. Due to a lack of capital to execute this plan, in July 2006 management sold a majority interest in Neoview, and under new management, Neoview focused on finding a suitable merger or acquisition target. On May 16, 2007, Neoview consummated a share exchange with Jingwei International Investments Limited, a company organized under the laws of the British Virgin Islands (“Jingwei BVI”) whereby Jingwei BVI became our wholly owned subsidiary and the shareholders of Jingwei BVI acquired 11,554,000 shares of our common stock.

On May 16, 2007, Neoview entered into a Share Exchange Agreement (the “Exchange Agreement”) with Jingwei BVI, the shareholders of Jingwei BVI and Synergy Business Consulting, LLC, a principal shareholder of Neoview. Pursuant to the terms of the Exchange Agreement, the shareholders of Jingwei BVI transferred all of the share of Jingwei BVI in exchange for the issuance of 11,554,000 shares of Neoview’s common stock. At the time of entering into the Exchange Agreement, Jingwei BVI was the ultimate beneficiary of the control arrangements established with respect to Jingwei Communication and its results of operations. As a result of the share exchange, Jingwei BVI became our wholly-owned subsidiary and the shareholders of Jingwei BVI acquired approximately 86.4% of our issued and outstanding stock. Concurrently with the share exchange, we entered into a securities purchase agreement with a number of accredited investors for the sale of an aggregate of 3,395,000 units, consisting of one share of our common stock and 0.30 of a warrant to purchase one share of the common stock at an exercise price of $6.00 per share, for aggregate gross proceeds equal to $16,975,000. Each investor agreed to purchase (i) that number of shares equal to the amount it was willing to invest divided by $5.00 and (ii) a warrant equal to the number of shares purchased pursuant to clause (i) multiplied by 30%. We also entered into an escrow agreement (the “Escrow Agreement”) with CRT Capital Group, LLC, a representative of the investors, Continental Stock Transfer & Trust Company (the “Escrow Agent”) and the following shareholders of Jingwei BVI: Centurion Investments Limited, Sidford International Limited, Charmfield Limited, Guo Qiang, Meng Fu Ying a and Sun Yan Yan, in which 2,000,000 of the shares (the “Escrow Shares”) were delivered to the Escrow Agent as security for the achievement of $6,827,000 in net income for the year ended December 31, 2007 (the “Net Income Threshold”). If we achieve the Net Income Threshold, the Escrow Shares will be released back to such shareholders. If the Net Income Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by a formula included in the Escrow Agreement) will be distributed pro-rata to the investors, based on the actual net income for the year ended December 31, 2007. The shareholders entered into the Escrow Agreement in favor of the investors as the valuation established with respect to us for purposes of their investment assumed our net income for 2007 would be approximately $6.8 million. By transferring shares pursuant to the Escrow Agreement in the event the Net Income Threshold is not achieved, the enterprise valuation will effectively be retroactively reduced in proportion. For example, in the event our net income in 2007 is $3.4 million, the deemed enterprise valuation will be reduced by half and the investors will receive the same number of shares they purchased in the offering for no additional consideration, effectively resulting in a 50% reduction of their original purchase price.

Our corporate organizational structure following the share exchange and name change merger described above is as set forth in the chart below:

Jingwei’s post merger organizational management chart is shown as follows:

Jingwei is a technology services provider in China specializing in software and data mining services. Our software services include a broad range of telecommunications billing systems, telecommunications service provisioning solutions and operation decision support and customer relationship management systems that can be easily integrated into a customer’s existing software platform. Jingwei’s data mining capabilities, which include business efficiency and database marketing and analysis services, are bolstered by its proprietary database which contains detailed biographical, demographic and purchasing data on over 200 million Chinese consumers. Within its data mining services segment, the Company also offers telecom providers a full-range of Wireless Value Added Services.

Currently, we offer 17 software platforms and our intellectual property portfolio is covered by nine patents issued by the National Intellectual Property Administration of the People’s Republic of China and the Shenzhen Bureau of Science, Technology and Information. When these patents were registered with the appropriate authority, we received a certificate with respect to our protected intellectual property in such software. We then license the software to our customers for a usage fee. We presently do not have any registered trademarks.

The primary geographic focus of our operations is in China, where we derive all of our revenues. We conduct our business operations through our wholly-owned subsidiary Jingwei HengTong and thereby through a variable interest entity Jingwei Communications. Both companies are registered in the People’s Republic of China.

We raised $16.975 million through a private placement in May 2007. The proceeds of the private placement will be used to purchase equipment for storage and maintenance of our data, purchase of new data and working capital. With the injection of this capital, Jingwei expects to realize its business strategy and become a leading provider of data mining services in China.

Jingwei believes its future growth is in the broad adoption of its data mining service across various business segments. In order to cement its leadership position in data mining, we will need to enhance our data mining infrastructure such as hardware and software tools as well as our data center. In addition, we will continue to acquire more consumer data that will help strengthen our data mining business.

The capital received from the May 2007 private placement is to be used to acquire additional consumer data bases, build up our data base infrastructure, expand our geographic presence and expand our R&D spending for new product offerings. The use of proceeds from the private placement is as follows:

• $5 million for additional 200 million data base;
• $4 million for data mining infrastructure i.e. server, storage, and data center;
• $3 million research and development for advertising platform development with Qinghua University and new value added service offering such as group short message transmission and location based advertising; and
• $2.5 million to establish additional branches.

We derive substantially all of our revenues from software services, data mining services and consumer electronics sales derived from our data mining capabilities. Our products and services are sold by our sales and marketing organization, as well as an established reseller network. Reseller networks consist of primarily systems integration houses where Jingwei’s software products are sold as part of their systems solution package for their customers. Data mining services are sold on a project by project basis and, in addition to fees, we share in the revenues derived from consumer purchases resulting from our database marketing and promotion activities.

Software Services

Jingwei’s software services include a broad range of operations and business support systems, such as telecommunications billing systems, telecommunications service provisioning solutions and decision support and customer relationship management systems. Our software solutions are designed to help customers improve their customer relationships and operational efficiency. Jingwei’s software products are engineered to allow its customers to integrate its software with existing applications and services with minimal effort and programming overhead. Although typically sold together, Jingwei’s software services are segmented into operations (OSS) and business support services.

Operation Support Services (OSS)

Business Support Services (BSS)

Jingwei operates under exclusive software licensing and revenue sharing agreements with China Mobile in eight provinces and China Unicom in three provinces, and has software installations with several additional telecom companies, including China Broadcast, China Netcom, China Rail Com and China Telecom. In addition, the Company has recently begun managing third-party software platforms, which are computer software platforms not originally provided by Jingwei but for which Jingwei currently performs maintenance and upgrade services, including, for affiliates of China Mobile in five other provinces and for affiliates of China Unicom in three other provinces. Jingwei charges the operators an annual maintenance fee and upgrade fees when required for these third party software platforms.

We manage third-party software platforms in two areas: maintenance and upgrade. For most of our telecom customers, we are requested to provide maintenance support services for software platforms that are not supplied by us since Jingwei is one of the only few companies in China that have obtained CMMI level III certification. (“Capability Maturity Model® Integration” an international certification for quality software development). We are normally provided with the source codes where our engineers would provide modifications, improvements and upgrades for enhancement of the software system. With in-depth knowledge of the particular software system, Jingwei provides second line support for system operation. We charge the customer an annual maintenance fee and additional costs for each enhancement work.

Data Mining

Data mining is a technology that assists companies in identifying important information within the data they have collected on their current and potential customers. Through the use of data mining, companies are able to improve operational efficiency and identify new market opportunities, trends and target audiences enabling them to achieve increased revenues and profitability.

Jingwei’s proprietary database contains the name, age, gender, identification number, income level, address, work status and type, mobile phone usage and pattern, telecommunications service subscriptions and purchasing history information of over 200 million Chinese consumers. The breadth of our database affords it the ability to conduct a wide range of data mining processes including:

Since a target audience is identified through data mining analysis, Jingwei assists its customers in the promotion and marketing of new products and services through telemarketing, direct marketing and wireless value added services. Jingwei shares in the revenues derived from consumer purchases resulting from its marketing and promotion activities.

Telemarketing services are outsourced by Jingwei to a 2,000 seat call center, which is also tasked with updating our database. Direct marketing is conducted through targeted mailings and focus groups and marketing through wireless value added service which is primarily conducted through short messaging service, or SMS, and 2-dimensional barcode.

The breadth of Jingwei’s database affords it the ability to conduct a wide range of data mining processes. Once a target audience is identified through data mining analysis, we assist our customers in the promotion and marketing of new products and services through telemarketing, direct marketing and media marketing. We share in the revenues derived from consumer purchases resulting from our marketing and promotion activities. Within its data mining services operations, Jingwei also offers telecom providers a vast range of Wireless Value Added Services. Unlike its competitors who use telecom providers’ networks simply as a distribution channel, Jingwei creates and manages Wireless Value Added Services for telecom providers to offer to their customers under their own brands. For instance, missed call notification, an automated service to connect the calling party to the called party who missed the previous call due to being busy on another call, is one of the wireless value added services that Jingwei developed, deployed, and managed for the operators. Operators then sell the service as their own application to their customers.

Comsumer Electronics Sales

Our consumer electronics business includes sales of mobile handsets identified by our data mining capabilities, primarily Kangka-branded handsets. Once potential customers are identified, we send a message to them via handset. If the target customer responds to the message, we direct them to a retail location to purchase the new handset, which we purchase from the manufacturer. The manufacturer then ships the merchandise to the retail location, which collects the payment for the sale on our behalf.

Business Outlook

Jingwei’s business has grown rapidly since inception and the Company anticipates that its business will continue to grow at a rapid pace in the next three to five years. Jingwei expects this growth will be driven by the broad adoption of our data mining services outside of the telecommunications sector, geographic expansion and the introduction of new products and services. In 2007, we expect to generate over 50% of our revenues from customers outside of the telecommunications industry, in industries such as real estate, entertainment, consumer electronics and financial services. With the net proceeds from the May 2007 private placement, Jingwei will have enough capital to satisfy the cash requirement for the current level of operations in the next twelve months. We may need to raise additional capital publicly or privately  during the next twelve months to expand our business and operation. Jingwei currently has approximately 250 employees and plans to increase the total number of employees to 350 by the end of the year.

The Company will complete its database infrastructure and the organization of the consumer database with real time response capability. Beginning in September, the Company began providing data marketing services to sectors other than the telecommunications sector, through target advertising of mobile handsets in the real estate, utility, fashion, financials, retail and other sectors.

We also expect to begin to expand into the music download space with a recent exclusive contract with China Unicom in selected provinces. We plan to create and maintain a music download site on behalf of Unicom that will be populated with licensed songs from Chinese artists and artists from other music houses. For each of the songs downloaded by Unicom subscribers, we will receive a fixed commission.

The capital expenditure for this business operation was funded by Jingwei from retained earnings and was part of our research and development budget for 2007. Since we are co-developing this site with Unicom, part of the development costs were borne by them and all of the hardware and infrastructure such as data lines and data centers were provided by Unicom. Jingwei’s development costs were less than $70,000.

In addition, we have been positioning to expand into the digital media space through its capability in mobile advertising delivery and its exclusive mobile advertising contracts with the mobile operators. Revenues are anticipated to be realized in the second half of 2007. Jingwei’s digital media offerings include WAP (Wireless Application Protocol) Push advertising, SMS ( Short Message Service) advertising, Location based advertising, and outdoor digital screen advertising media. We have started to implement WAP Push and SMS advertising and starting to realize revenues from these services. For the third quarter, revenue from these two digital media services are expected to be over $500,000. We are in the process working on a cooperation arrangement to provide location base advertising and outdoor digital media marketing services.

We have no material commitments and contractual obligations and accordingly do not believe we will be required to raise funds from outside sources to satisfy any such commitments or obligations.

To further our growth strategy, we have opened five new branch offices in 2007 in Tianjin, Shandong, Tiangsu, Guizhou and Shenzen. We have opened the five additional branches to accommodate the growing sales activities in these cities. These branch offices mainly provide regional services support which provides quick response to service calls. In particular, the Shenzhen branch office was established to support our implementation of IPTV and digital TV with Huawei, and the Beijing office was established to bring our sales and service support people closer to the headquarters of China Unicom and China Mobile. The three other new branches provide similar functions.

The following discussion and analysis of our plan of operation should be read in conjunction with our condensed consolidated financial statements and notes thereto appearing elsewhere herein.

Financial Operations Overview

Revenue

We derive substantially all of our revenues from software services, data mining service and consumer electronics sales derived from our data mining capabilities. Our products and services are sold by our sales and marketing organization, as well as an established reseller network. Our business model provides for a recurring revenue stream obtained through annual maintenance fees and revenue sharing arrangements. For software services, we charge an initial licensing fee and an annual maintenance fee of 10-15% of the initial amount. Data mining services are sold on a project by project basis and, in addition to fees, we share in the revenues derived from consumer purchases resulting from our database marketing and promotion activities. Based on historical trends, we estimate that 48%, 47% and 5% of our annual revenues are derived from license fees, revenue sharing agreements and maintenance fees, respectively. The typical sales cycle for software and data mining services is between two and four months.

We operate under exclusive software licensing and revenue sharing agreements with China Mobile in eight provinces and China Unicom in three provinces, and has software installations with several additional telecom companies, including China Broadcast, China Netcom, China Rail Com and China Telecom. In addition, we have recently begun managing third-party software platforms for affiliates of China Mobile in five other provinces and for affiliates of China Unicom in three other provinces.

We own and manage a database containing detailed biographical, demographic and purchasing information on over 200 million Chinese consumers. The breadth of our database affords us the ability to conduct a wide range of data mining processes. Once a target audience is identified through data mining analysis, we assist our customers in the promotion and marketing of new products and services through telemarketing, direct marketing and Wireless Value Added Services. We derive or share in the revenues derived from consumer purchases resulting from our marketing and promotion activities, including from sales of mobile handsets to consumers identified by our data mining capabilities. Within our data mining services operations, we also offer telecom providers a vast range of Wireless Value Added Services. Unlike our competitors who use telecom providers’ networks simply as a distribution channel, we create and manage Wireless Value Added Services for telecom providers to offer to their customers under their own brands.

Results of Operations

Comparison of Three and Nine months Ended September 30, 2007 and 2006

Jingwei consummated a share exchange with Jingwei BVI whereby Jingwei BVI became Jingwei’s wholly-owned subsidiary. At the time of entering into the share exchange agreement, Jingwei BVI was the ultimate beneficiary of control arrangements established with respect to Jingwei Communications and its results of operations on February 8, 2007. Accordingly, the results of operations of Jingwei Communications and subsidiaries have been consolidated in Jingwei’s consolidated financial statements only from February 2007 onwards.

In the first nine months of 2007, we saw strong demands for its data mining and data marketing services in both telecom and other sectors. The increase in revenue during the first nine months of 2007 is primarily due to sales growth in data mining and data marketing as well as software business. New data mining revenues included sales to power utility companies, and telecom operators in Shanghai and Fujian provinces. Data marketing, where Jingwei continues to leverage its proprietary data base to help customers promote and market new product offerings directly to end users, saw the biggest increase in revenues with contracts to promote and market products for Kangka mobile handsets, including revenues associated with the sales of such mobile handsets. Missed Call services in 5 provinces, subscribers acquisition campaign for Shanghai, Guangdong, Henan, Fujian and other Unicom and China Mobile operators, and IPTV and DTV subscription sales in 8 provinces. More specifically, we recognize revenue from the sales of Kanga brand mobile phones to customers identified by our data mining capabilities with a separate display of the cost of the mobile phone in our cost of sales.

Revenues. Revenues increased to $5.22 million and $15.10 million for the three months and nine months ended September 30, 2007. Data mining revenue was $2.09 million in third quarter 2007 and $5.35 million for the nine months ended September 30, 2007. Consumer electronic sales was $2.34 million for the three months ended September 30, 2007 and $7.43 million for the nine months ended September 30, 2007. Software services revenues was $0.89 million for the third quarter 2007 and $2.42 million in the nine months ended September 30, 2007.

Gross Profit. For the three and nine months ended September 30, 2007, gross profit was $2.40 million and $6.41 million respectively.

Selling, General and Administrative Expense. For the three months and nine months ended September 30, 2007, selling, general and administrative expenses were $0.52 million and $0.98 million respectively.

Income from Operations and Other Income. Income from operations and other income for the third quarter of 2007 was $1.78 million and for the nine months ended September 30, 2007 was $5.27 million.

Comparison of Years Ended December 31, 2006 and 2005

Revenues.  Revenues increased $4.7 million, or 53%, from $8.9 million in 2005 to $13.6 million in 2006. Software services revenues increased $1.6 million, or 23%, from $7.1 million in 2005 to $8.8 million in 2006 due to customer additions, geographic expansion and the introduction of new products and services. Data mining revenues increased $3.1 million, or 173%, from $1.8 million in 2005 to $4.9 million in 2006 as a result of having a full year of operations in 2006.

Gross Profit.  Gross profit increased $1.8 million, or 47%, from $3.8 million in 2005 to $5.5 million in 2006. The increase in gross profit was due to revenue growth and improved fixed cost allocations associated with the increase in revenues due primarily to the commencement of operations for data mining se4rvices in 2006 and to geographic expansion of our market. Gross margin declined slightly from 42% in 2005 to 41% in 2006.

Selling, General and Administrative Expense. Selling, general and administrative expense increased $0.1 million, or 8%, from $1.6 million in 2005 to $1.8 million in 2006. Selling, general and administrative expense represented 18% of revenue in 2005 and 13% of revenue in 2006. Through consultation with our auditors, we reclassified certain operating expenses in 2006.

Income from Operations. Income from operations increased $1.6 million, or 77%, from $2.1 million in 2005 to $3.7 million in 2006. Income from operations margin increased from 24% in 2005 to 27% in 2006. The improvement in income from operations was principally due to revenue growth of which accounted for approximately 85% of the increase and improved fixed cost allocations associated with the increase in revenues which accounted for approximately 15% of the increase, as well as a full year of operations for Jingwei’s data mining services.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States. In doing so, we have  to make estimates and assumptions that affect our reported amount of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. Jingwei bases its estimates on historical data and trends and other assumptions that it believes are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts based on management’s assessment of the collectiblity of trade and other receivables. We make judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers is to deteriorate resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, Jingwei’s management established the general provisioning policy to make the allowance for doubtful accounts equivalent to the aging of trade and other receivables as follows:

% of general provision
Trade and other receivables due:
Within one year	0.3%
After one year but within two years	5.0%
After two years but within three years	20.0%
Over three years	100.0%

Additional specific provisions are made against trade and other receivables aged less than three years to the extent which they are considered to be doubtful.

Bad debts are written off when identified. We extend unsecured credit to customers ranging from four to seven months in the normal course of business. We do not accrue interest on trade accounts receivable.

Revenue Recognition. Revenues from software services are recognized when all of the following have occurred: (i) a contract has been signed by the customer and Jingwei; (ii) Jingwei has delivered software services to the customer as defined by the customer; (iii) the project milestone delivered is assigned a fixed price; and (iv) the customer’s acceptance of the project is reasonably assured.

Revenue from data mining services is recognized when the services are rendered.

Government subsidies that compensate us for general expenses incurred and research and development activities are recognized as income at the time when the approval documents are obtained from the relevant government authorities and are received by us.

Foreign Currency Translation. The functional currency of Jingwei is the renminbi (“RMB”) which is not freely convertible into foreign currencies. We maintain our financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of Jingwei which are prepared using the functional currency have been translated into U.S. dollars. Assets and liabilities are translated at the exchange rates at the balance sheet date and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity. There is no significant fluctuation in exchange rate for the conversion of RMB to U.S. dollars after the balance sheet date.

Liquidity and Capital Resources

In summary, our cash flows were as follows: ($ in thousands)

	Nine Months Ended September 30,
	2007	2006 (1)
Net cash flows used in operating activities	$(689)	$(1)
Net cash flows used in investing activities	(2,118)	-
Net cash flows provided by financing activities	14,906	10
Effect of foreign currency translation on cash and cash equivalents	451	-
Net increase in cash and cash equivalents	$12,550	$9
Cash and cash equivalents - beginning of year	$409	-
Cash and cash equivalents - end of year	$12,959	$9

(1) Reflects operations of Jingwei International only, accordingly cash flows associated with Jingwei Communications are not presented.

The Company has raised $16,975,000 through a private placement which closed on May 17, 2007 The proceeds net of related expenses will be used for the purchase of customer data, data mining equipment and working capital increase. Prior to the private placement, the Company has financed its operations primarily through internally generated funds.

The Company’s cash and cash equivalents include all cash, deposits in banks.

The Company’s principal sources of liquidity are its cash, short-term investments and cash generated from operations. The Company believes that its existing cash, short-term investments and cash generated from operations will be sufficient to satisfy its current level of operations. Also, the Company may need to raise additional capital through future debt or equity financings to fund its growth.

Cash provided by operating activities primarily consists of net income adjusted for certain non-cash items and the effect of changes in working capital and other activities. Cash used by operating activities for the year ended September 30, 2007 was $688,978 and consisted of net income of $4,425,192, adjustments of non-cash items of $160,665 and decrease in working capital and other activities of $5,274,835. Changes in working capital and other activities primarily consisted of an increase of accounts receivable of $3,336,306 which was mostly from the mobile phone sales.

Cash used by investing activities for the nine months ended September 30, 2007 was $2,118,273 attributable to the capitalization of customer database purchased.

Cash provided by financing activities for the nine month was $14,906,663, which included $15,071,030 in net proceeds from the private placement.

Effect of Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 has been adopted by the Company as of January 1, 2007, and the provisions of FIN 48 will be applied to all tax positions under SFAS No. 109 after initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The adoption of FIN 48 did not require an adjustment to our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurement. SFAS No. 157 is effective for fiscal years after November 15, 2007 and interim periods within those fiscal years. We do not believe that the adoption of the provisions of SFAS No. 157 will materially impact our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. We have not yet determined the impact of the adoption of SFAS No. 159 on our financial statements and footnote disclosures.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

Business Overview

Prior to the Share Exchange, we were a public “shell” company with nominal assets. Our predecessor Neoview was initially organized in November 2004 to develop an internet auto parts and tool trade website into an online market place linking Chinese manufacturers and exporters of auto parts and tool products to buyers around the world. Due to a lack of capital to execute this plan, in July 2006 management sold a majority interest in Neoview, and under new management, Neoview focused upon finding a suitable merger or acquisition target. Such change in control was reported on a Form 8-K filed with the SEC July 17, 2006.

We are a technology services provider in China specializing in software and data mining services. In July 2006, Mr. George (Jianguo) Du, our President and Chairman of the board of directors, established Jingwei BVI. Jingwei BVI’s predecessor company, Shenzhen Yulong Communications, was one of China’s largest mobile paging systems providers with over 70 million subscribers. Jingwei’s predecessor company, Shenzhen Yulong Communications, was one of China’s largest mobile paging systems providers with over 70 million subscribers. In 1999 as the market transitioned from paging to cellular, Shenzhen Yulong Communications split into two separate entities: China Wireless Technologies Limited, to hold its hardware assets, and New Yulong, to hold its software assets and database. In 2001, New Yulong was merged into Jingwei Communications. Concurrent with the merger, New Yulong transferred its proprietary consumer database to Jingwei Communications.

Our software services include a broad range of telecom billing systems, telecom service provisioning solutions and maintenance decision support and customer relationship management systems. We operate under exclusive licensing and revenue sharing agreements with China Mobile and China Unicom and have software installations with several additional Chinese telecom companies. By leveraging our strong relationships, we have been effective at cross-selling our comprehensive data mining services to our existing customer base and have increased our focus on providing software and data mining services to companies outside of the telecom sector. Our data mining capabilities, which include business efficiency and database marketing and analysis services, are bolstered by our proprietary database which contains detailed biographical, demographic and purchasing data on over 200 million Chinese consumers.

Our software and data mining products and services assist customers in improving operational efficiency and identifying new market opportunities, trends and target audiences. Once identified, we assist in the promotion and marketing of new product and service offerings directly to end-users on behalf of our customers through a combination of Wireless Value Added Services, direct marketing and telemarketing. We have performed data mining services for customers in the automobile, financial services, retail and utility industries, including Amway, ChangAn Auto, China Merchant Bank, Huabei Power, and continue to opportunistically pursue high quality prospects. In addition, we recently introduced a new software platform that management believes will enable us to service the cable television industry. The software was developed with similar functions and features as in the telecom operation support services and business support services. The software platform is for migration to digital television and internet protocol-based TV program delivery. So far, we have implemented this platform in 10 cities and expect to roll out this platform to 40 cities in 2008.

We will also begin to expand into the music download space with the recent exclusive contract with Unicom in selected provinces, one of the two mobile operators in China with over 150 million subscribers. We will create and maintain a music download site on behalf of Unicom. The site will be populated with licensed songs from Chinese artists and artists from other music houses. For each of the songs downloaded by its subscribers, we will receive a fixed commission. We expect to fund the capital expenditure for this business operation internally.

We derive substantially all of our revenues from software services, data mining services, and sales of mobile handsets derived from our data mining capabilities. Our products and services are sold by our sales and marketing organization, as well as an established reseller network. Reseller networks primarily consist of systems integration houses where Jingwei’s software products are sold as part of their systems solution package for their customers.We contract third parties as resellers to sell our software and wireless value added services. For software, we typically provide our resellers with a fixed cost and the resellers would sell the system with their own margins. For wireless value added services, we would pay a percentage from our revenue as commissions. Commissions are typically between 10 to 15%. All other products and services are sold through our direct sales force or stores at which handsets are sold. Data mining services are sold on a project by project basis and, in addition to fees, we derive or share in the revenues derived from consumer purchases resulting from our database marketing and promotion activities.

In July 2006, Jingwei BVI established a wholly-owned subsidiary in Hong Kong, Jingwei Hong Kong, as well as a wholly-owned subsidiary in the People’s Republic of China, Jingwei HengTong Technology (Shenzhen) Co., Ltd. (“Jingwei HengTong”). We operate our telecom-related businesses in China primarily through Jingwei Communications, which is based in China and wholly-owned by Chinese citizens, including our Chief Executive Officer and Chairman, Mr. Du, who owns 90% of Jingwei Communications. We do not have an equity interest in Jingwei Communications. In order to meet domestic ownership requirements under Chinese law, which restrict foreign companies from operating in certain value-added telecommunications and Internet services sectors, Jingwei Communications is controlled by Jingwei HengTong through a series of exclusive contractual relationships that are typical for international businesses in China. As a result of these arrangements, we have secured significant rights to influence Jingwei Communication’s business operations, policies and management, to approve all matters requiring shareholder approval, and the right to receive all income earned by Jingwei Communications. In addition, to ensure that Jingwei Communications and its shareholders perform certain obligations under these contractual arrangements, the shareholders have pledged to Jingwei HengTong all of their equity interests in Jingwei Communications. Upon the occurrence of certain events, the equity interests will be transferred to Jingwei HengTong, or at such time that current restrictions under PRC law on foreign ownership of Chinese companies providing value-added telecommunications services in China are lifted, Jingwei HengTong may exercise its option to purchase the equity interests in Jingwei Communications. From time to time, Jingwei HengTong enters into contracts with foreign affiliates of our telecom customers to provide services in China. Due to PRC regulations that restrict PRC entities engaged in value-added telecommunications and Internet services from performing services for entities located outside of the PRC, we utilize HuashiDai Information Technology Limited, a Hong Kong company in which Mr. Du is the majority shareholder, to perform these services. HuashiDai receives no consideration or other benefits for performing these services, and we receive payment for the work performed.

Industry and Market Overview

China Economic Overview

China’s GDP grew an estimated 10.5% in 2006 to $2.6 trillion and continues to rank as the world’s fastest growing economy. The National Bureau of Statistics of China forecasts average annual GDP growth of 8.5% through 2010.

China’s GDP
($ in billions)

China Telecom and Internet Markets

In 2006, substantially all of our revenues were derived from telecom-related customers. According to China’s Ministry of Information Industry (‘MII”), the number of fixed-line phone subscribers increased to 350 million, or 10.8%, in 2005. From 2002 to 2005, fixed-line phone subscribers increased at a 17.8% compound annual growth rate. Growth in China’s telecom sector is influenced greatly by China’s economic prosperity. The MII estimates that the total revenue of the telecom sector grew to approximately $82 billion, or 10.2% in 2006.

The Internet in China is mobile-centric and is one of the country’s fastest growing industries. Industry revenues increased from approximately $100 million in 2001 to approximately $2 billion in 2005. Forecasts indicate that the industry will reach $6 billion in 2009, a compound annual growth rate of 32%. Growth is being driven by increased spending power of the large and rapidly growing “digerati”, or those individuals viewed as technologically sophisticated,  population.

China has a sizeable digerati population with approximately 500 million wired and wireless Internet subscribers. Digerati describes the knowledgeable group of users of leading edge digital technologies. Currently, wireless subscribers outnumber wired subscribers by a factor of approximately four to one. In 2006, China’s wireless telecom/Internet subscriber base reached an estimated 441 million, a 12% year-over-year increase.

The China Internet Network Information Center estimates that nearly 70% of Internet users in China are under the age of 30. The average weekly time spent online has steadily increased from 8.5 hours in 2001 to 15.9 hours in 2005. The demographic characteristics and increased consumption trends are very attractive to marketers.

China’s Internet market can be grouped into three segments: (i) online advertising; (ii) online games; and (iii) Wireless Value Added Services.

Wireless Value Added Services is one of the fastest growing sectors of China’s Internet industry. The Wireless Value Added Services sector has grown from zero to approximately $1.2 billion in just five years. The Wireless Value Added Services sector is expected to double over the next five years resulting from (i) growth in wireless subscribers, (ii) low wireless penetration rates, (iii) increased spending power, (iv) average revenue per user (“ARPU”) expansion, (v) content proliferation, and (vi) network upgrades. Wireless Value Added Services service providers aggregate and/or develop digital content for wireless operators (e.g., China Mobile and China Unicom). Wireless Value Added Services based on current 2G and 2.5G networks include: short messaging services (SMS); multimedia messaging services (MMS); interactive voice messaging (IVR); games; screen savers; ring tones; color ring back tones (CRBT); wireless application protocol (WAP); and music downloads. The development of 3G networks potentially expand the range of Wireless Value Added Services to include video messaging, wireless video chat, wireless radio and IPTV.

Providers of Wireless Value Added Services rely on wireless operators’ networks to deliver their content. China Mobile, with over 265 million subscribers, and China Unicom, with over 128 million subscribers, are currently the largest wireless operators in China. As such, wireless operators are focused on managing their rapid subscriber growth and network infrastructure, and have decentralized Wireless Value Added Services and software service management to their provincial offices. Decentralization by wireless operators has increased competition among service providers as each strives to develop original, innovative content.

The Wireless Value Added Services segment is highly fragmented with few large competitors and numerous niche competitors. Although large companies, such as TOM Online, Inc. SINA Corp. and KongZhong Corp., have national presence and account for the majority of industry revenues, they compete intensely with numerous provincial competitors having local relationships and expertise.

Through constant development of innovative content, Wireless Value Added Services service providers have provided wireless operators with a significant, high margin revenue opportunity. For example, Wireless Value Added Services revenue currently accounts for approximately 20% of China Mobile’s total revenues, an increase from approximately 3% in 2001. Subscriber demand for new innovative content has led to strong wireless subscriber and ARPU growth. In addition, as competition increases between the incumbent wireless operators, they will need strong relationships with Wireless Value Added Services service providers to enhance the subscriber experience and stickiness.

Fees are charged to a subscriber’s monthly bill and wireless operators typically charge a predetermined percentage of this fee and remit the remainder to the service provider. For advanced services, revenue sharing varies among products.

Data Mining Services Overview

Data mining, the extraction of hidden predictive information from large databases, is a powerful technology with great potential to help companies focus on the most important information in their data warehouses. Data mining tools predict future trends and behaviors, allowing businesses to make proactive, knowledge-driven decisions. These tools include statistical models, mathematical algorithms and machine learning methods (algorithms that improve their performance automatically through experience, such as neural networks or decision trees). The automated, prospective analyses offered by data mining move beyond the analyses of past events provided by retrospective tools typical of decision support systems. Data mining tools can help answer business questions that traditionally were too time consuming to resolve. They scour databases for hidden patterns, finding predictive information that experts may miss because it lies outside their expectations.

Data mining can be performed on data represented in quantitative, textual or multimedia forms. Data mining applications use a variety of parameters to examine data including: association (patterns where one event is connected to another event, such as purchasing a pen and purchasing paper); sequence or path analysis (patterns where one event leads to another event, such as the birth of a child and purchasing diapers); classification (identification of new patterns, such as coincidences between duct tape purchases and plastic sheeting purchases); clustering (finding and visually documenting groups of previously unknown facts, such as geographic location and brand preferences); and forecasting (discovering patterns from which one can make reasonable predictions regarding future activities, such as the prediction that people who join an athletic club may take exercise classes).

Many companies already collect and refine massive quantities of data. Data mining techniques can be implemented rapidly on existing software and hardware platforms to enhance the value of existing information resources and can be integrated with new products and systems as they are brought on-line. When implemented on high performance client/server or parallel processing computers, data mining tools can analyze massive databases to deliver answers to questions such as, "Which clients are most likely to respond to my next promotional mailing and why?"

The core components of data mining technology have been under development for decades in research areas such as statistics, artificial intelligence and machine learning. Today, the maturity of these techniques, coupled with high-performance relational database engines and broad data integration efforts, make these technologies practical for current data warehouse environments. Data mining is now being broadly used in the business community because it is supported by technologies that are sufficiently mature including: (i) massive data collection; (ii) powerful multiprocessor computers; and (iii) innovative data mining algorithms. The increased availability of information and the decreasing costs of storing it have also played a role.

Given databases of sufficient size and quality, data mining technology can generate new business opportunities by providing these capabilities:

•
Automated prediction of trends and behaviors. Data mining automates the process of finding predictive information in large databases. Questions that traditionally required extensive hands-on analysis can now be answered directly from the data — quickly. A typical example of a predictive problem is targeted marketing. Data mining uses data on past promotional mailings to identify the targets most likely to maximize return on investment in future mailings.

•
Automated discovery of previously unknown patterns. Data mining tools sweep through databases and identify previously hidden patterns in one step. An example of pattern discovery is the analysis of retail sales data to identify seemingly unrelated products that are often purchased together. Other pattern discovery problems include detecting fraudulent credit card transactions and identifying anomalous data that could represent data entry keying errors.

A wide range of companies have deployed successful applications of data mining. The automobile, financial services, retailing and utility industries commonly use data mining to improve operational efficiency and identify new market opportunities, trends and target audiences. Examples of data mining applications include:

•
A credit card company can leverage its vast warehouse of customer transaction data to identify customers most likely to be interested in a new credit product. Using a small test mailing, the attributes of customers with an affinity for the product can be identified. Recent projects have indicated more than a 20-fold decrease in costs for targeted mailing campaigns over conventional approaches.

•
A diversified transportation company with a large direct sales force can apply data mining to identify the best prospects for its services. Using data mining to analyze its own customer experience, the company can build a unique segmentation identifying the attributes of high-value prospects. Applying this segmentation to a general business database such as those provided by Dun & Bradstreet can yield a prioritized list of prospects by region.

While early adopters of data mining have tended to be in information-intensive industries, the technology is applicable to any company looking to leverage a large data warehouse to better manage their customer relationships. Two critical factors for success with data mining are: (i) a large, well-integrated data warehouse; and (ii) a well-defined understanding of the business process within which data mining is to be applied, such as customer prospecting, retention and campaign management.

Products and Services

Software Services

Our software services include a broad range of operation and business support systems, such as billing systems, provisioning solutions and decision support and customer relationship management systems. Our software products are engineered to allow our customers to integrate our software with existing applications and services with minimal effort and programming overhead, which helps customers improve their customer relationships and operating efficiency. Although typically sold together, our software services are segmented into operation and business support services.

All telecom and cable operators require operation support services (OSS) to provide services to their customers. Once OSS are installed, business support services (BSS) are required to maintain and manage customers. Whenever Jingwei sells its proprietary OSS, BSS is also generally sold along with it, although each can be purchased on a stand-alone basis to supplement another provider. For most of the customers for whom Jingwei maintains third party OSS, BSS was sold as a replacement for the third party’s BSS. In 2007, Jingwei expects to sell more OSS than BSS to cable operators in a ratio of 3 to 1 and more BSS than OSS to telecom operators in a ratio 3 to 1.

Telecom operators typically already receive Operating Support Services (OSS) since this system is the base for them to offer their services.. Once OSS is installed, it is almost impossible for the operators to replace those services with a different system due to service disruption risk. Hence, we only sell OSS to telecom operators for new service offerings that require a new OSS.

On the other hand, Business Support Services (BSS) is an add-on to the base operating system which does not disrupt the operator’s service. Therefore, we can sell BSS to telecom operators to replace their existing system or sell additional modules to enhance their existing system whether this system is from Jingwei or third party. We expect to sell more BSS than OSS to the telecom operators. Whenever we sell OSS, we also bundled BSS with the sale.

Many cable operators are starting to convert their cable system to digital. They all immediately require a new OSS to get their digital service started and then typically install BSS later when they see fit. Therefore, cable operators require more OSS than BSS during this conversion period. Being the leading provider of IPTV and Digital TV system, Jingwei has implemented OSS in 6 provinces so far this year.

Operation Support Services (OSS)

Business Support Services (BSS)

Data Mining

Data mining is a technology that assists companies in identifying the most important information within the data they have collected on their current and potential customers. Through the use of data mining, companies are able to improve operational efficiency and identify new market opportunities, trends and target audiences enabling them to achieve increased revenues and profitability.

Our proprietary database contains the name, age, gender, identification number, income level, address, work status and type, mobile phone usage and pattern, telecom service subscriptions and purchasing history information of over 200 million Chinese consumers. This database is a key component of our business strategy in the telecom industry and our recent expansion into additional areas such as the automobile, cable, financial services, retail and utility industries. The initial data was collected from our predecessor company’s 70 million paging subscribers. We receive additional consumer profiles through strategic partners, such as China Photar Electronics Group Limited (“Photar”), a manufacturer of consumer electronics and office automation products.

The breadth of our database affords us the ability to conduct a wide range of data mining processes including:

Once a target audience is identified through data mining analysis, we assist our customers in the promotion and marketing of new products and services through telemarketing, direct marketing and Wireless Value Added Services. We share in the revenues derived from consumer purchases resulting from our marketing and promotion activities.

We outsource telemarketing services to a 2,000 seat call center, which is also tasked with updating the database. Direct marketing is conducted through targeted mailings and focus groups and marketing through Wireless Value Added Services is primarily conducted through short messaging service (SMS) and 2-dimensional barcode.

Within our data mining services segment, we also offer telecom providers a vast range of Wireless Value Added Services. Unlike our competitors who use telecom providers’ networks simply as a distribution channel, we create and manage Wireless Value Added Services for telecom providers to offer to their customers under their own brands. We would typically charge telecom providers a one time fee for each data mining task based on estimated costs plus profits. For data marketing, we would charge the telecom provider on a per target customer basis for promoting the products and services to the prospective customer and also receive a fee for each prospective customer who buys a product or service. For example with respect to a ring tone or music download subscription, we would charge the telecom provider a marketing fee on a per prospect basis, and when the prospective customer becomes a subscriber, we would receive a commission for each download. In addition, we may enter into revenue sharing arrangements with the telecom provider which would typically be on a one to three year term with automatic renewal annually. In most of the arrangements, we provide the hardware and software systems for an application such as magic call or missed call. Once a user is converted to become a service subscriber, we would receive a one-time success fee that ranges from 10 to 15 RMB per user plus a percentage of recurring monthly revenues of approximately 10 to 15% of the total monthly fees.

Our Wireless Value Added Services offerings include:

Comsumer Electronic Sales

Our consumer electronics business includes sales of mobile handsets identified by our data mining capabilities, primarily Kangka-branded handsets. Once potential customers are identified, we send a message to them via handset. If the target customer responds to the message, we direct them to a retail location to purchase the new handset, which we purchase from the manufacturer. The manufacturer then ships the merchandise to the retail location, which collects the payment for the sale on our behalf.

Business Strategies for Future Growth

We currently have a number of initiatives in place to drive future growth.

•
Leveraging Assets into New Markets. We believe that a key driver of our future growth will be the broad adoption of our data mining services outside of telecom sector. An increasing number of Chinese businesses are turning to data mining services in an effort to gain competitive advantages and increase revenues, profitability and overall efficiency. Through the effective utilization of our consumer database, we believe we are in a position to capitalize on this trend based upon the data mining expertise we have gained from serving the telecom sector. We have added customers in the automobile, financial services, retail and utility industries and continues to opportunistically pursue high quality prospects. For example, we have recently performed data mining services for Amway, ChangAn Auto, China Merchant Bank and Huabei Power. As part of this strategy, we intend to offer data mining services to large, multinational corporations with a presence in China to help them better reach their intended audiences by streamlining their marketing and promotional efforts. We will seek to double the size of our database from its current level of over 200 million consumers to 400 million consumers by the end of 2008 through the purchase of additional consumer profile databases from telemarketers and through information from maintaining warranty cards for electronic manufacturers such as Photar and Sagem International. We will also enhance our data mining infrastructure by, for example, building a new data center and increasing data storage capacity to better serve our current and prospective customers.

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Expand Geographic Presence. Through business development initiatives, we plan to capture greater market share with our existing customer base and their affiliates and expand the geographic footprint that we serve. We believe that near-term opportunities exist to further expand our services to affiliates of China Mobile, China Unicom and China Telecom. To further this growth strategy, we have opened five additional branch offices in 2007 to complement our geographic expansion including Tianjin, Shandong, Tiangsu, Guizhou and another office in Shenzhen with respect to which we have entered into leases, and are negotiating a lease with respect to a sixth additional branch office.

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Increase Cross Selling Efforts. Historically, we have been successful at selling our products and services to our customers due to their complementary nature. Companies that use data mining services to improve their operational efficiency and identify new market opportunities, trends and target audiences can employ our software services to actively manage their customer relationships and improve billing, provisioning and collection practices. As we increase our focus on providing data mining services to a broad range of companies, we believe there is a significant opportunity to cross-sell our software services as a complementary product.

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Introduce New Products and Services. We are committed to researching, designing and developing products and services that will continue to meet the demands of our customers. We employ 87 research and development professionals that are tasked with developing new software and services to meet changing market demands. Historically, we have introduced between two and three new products and services per year. The amounts we have spent on research and development are $50,833 in 2005 and $171,459 in 2006. In 2007, we plan to spend more than $3.5 million in research and development.

Near Term Growth Initiatives

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Expanding IPTV and DTV Software Services with Huawei. Recently, we began to offer software services for Huawei Technologies Co., Ltd.’s Internet protocol television and digital television platforms. Headquartered in Shenzhen, China, Huawei is a large international provider of telecommunications equipment.

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Introduce New Service Offering to the Cable Television Industry. We intend to leverage our expertise in the telecom sector to adapt our existing software services for use in the cable television industry. Due to similarities in customer management and provisioning requirements, we believe the introduction of this service provides us with a near-term opportunity to diversify our customer base outside of the telecom sector.

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Capitalize on the Emerging 2-dimensional Barcode Trend. We have introduced a 2-dimensional barcode service and seek to capitalize on the rapid adoption of this emerging trend. Once a target audience is identified, our service enables customers to transmit a 2-dimensional barcode, representing an incentive offer or a ticket, to the target audience via short message service (SMS). For example, a company could deliver a voucher in 2-dimensional barcode format to a mobile device that could be redeemed when scanned at the point of sale. Furthermore, a company could deliver a 2-dimensional barcode to a target audience that, when scanned, would allow entrance into an event, such as a movie or concert.

Our 2-dimensional barcode service is a complementary offering to our comprehensive data mining services and analysis. We have recently begun offering this service to our customer base and have had early success with automobile retailers. We utilized our database to determine a target audience for a specific car model and subsequently sent an incentive offer to the target audience in 2-dimensional barcode format. Recipients of the barcode were able to receive a discount on a purchase of an automobile when the barcode was scanned by the retailer.

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Marketing a New Missed Call Notification System to Fixed-line Telecom Providers. We recently introduced a missed call notification system for fixed-line telecom providers. The system is designed to notify a caller when a line with a busy signal becomes available. The system will help increase revenues for fixed-line telecom providers as more calls are expected to be connected. We have deployed the system on a trial basis to a telecom provider in the Henan province. We anticipate that revenues will be generated through revenue sharing agreements with telecom providers. Our missed call notification system is similar to *66 in the United States.

Competition

The software and data mining services markets in China are highly competitive. Although we do not currently compete against any one entity with respect to all aspects of our businesses, we do compete with various companies with respect to specific elements of our business. Many of our competitors are large companies with substantially greater resources. In the software services market, we compete with AsiaInfo Holdings, Inc., Lian Chuang, Neusoft and Digital China. In data mining services market, we compete primarily with Linkage and NCR Corp.

The principal competitive factors in our markets include:

•	ability to provide products and services that are innovative and attractive to customers and their end-users;

•	service functionality, quality and performance;

•	customer service and support;

•	pricing;

•	establishment of a significant customer base; and

•	ability to introduce new products and services to the market in a timely manner.

Customers and Markets

Our software service platforms are currently deployed with leading Chinese telecom carriers, including China Broadcast, China Mobile, China Netcom, China Rail Com, China Telecom and China Unicom. Each of our telecom customers has established provincial affiliates, which have independent purchasing authority for software platforms and Wireless Value Added Services for their regional networks. We have been successful in negotiating exclusive software licensing arrangements with eight provincial affiliates of China Mobile and three provincial affiliates of China Unicom and has recently begun managing third-party software platforms, which are computer software platforms not originally provided by Jingwei but which Jingwei currently maintains, for affiliates of China Mobile in five other provinces and for affiliates of China Unicom in three other provinces as they seek a better quality of service and a unified platform. We are not materially dependent on our exclusive software licensing arrangements and revenue sharing arrangements with China Mobile and China Unicom. We have non-exclusive operating arrangements with eight provincial affiliates of China Netcom, five provincial affiliates of China Broadcast, five provincial affiliates of China Telecom and one provincial affiliate of China Rail Com. In addition, affiliates of China Mobile and China Unicom have deployed our Wireless Value Added Services offering in 10 provinces. We believe that near-term opportunities exist to further expand our services to affiliates of China Mobile, China Unicom and China Telecom.

We are focusing on expanding our geographic footprint and continuing to diversify our customer base, in addition to introducing new products and services. We have added customers in the automobile, financial services, retail and utility industries and continues to opportunistically pursue high quality prospects. For example, we recently performed data mining services for Amway, ChangAn Auto, China Merchant Bank and Huabei Power. In addition, we have recently introduced a new software platform that management believes will enable us to service the cable television industry. In addition, in 2007, we expect to generate over 50% of our revenues from customers outside of the telecommunications industry, in industries such as real estate, entertainment, consumer electronics and financial services.

2006 Revenue by Major Customer
($ in millions)

2006 Percentage of Total Revenue of by Major Customer
($ in millions)

	Revenue Total	Percentage of Total Revenue
Hong Kong Funding Tech Limited	$2,700,551	20%
Henan Mobile Communication Co. Limited	3,100,576	23%
Beijing Jinshi Net Information Technology Co. Ltd.	2,019,760	15%
China Unicom Limited	1,701,219	12%
GuangDong Feng Da Hi-Tech Company Limited	1,860,462	14%

	$11,382,568	83%

Sales and Marketing

Our sales and marketing strategy has focused primarily on the telecom sector and substantially all of our historical revenues have been derived from telecom customers. In addition to continuing to grow our presence in the telecom sector, we have focused on the automobile, cable, financial services, retail and utility industries for further expansion. Our sales and marketing organization is structured into four strategic groups: (i) major account sales; (ii) branch sales; (iii) marketing; and (iv) customer service.

Major Account Sales. The major account sales group, with 10 account managers and support engineers, focuses its efforts on companies having a national presence. The major account sales group currently manages China Mobile, China Unicom and Huawei.

Branch Sales. The major account sales group is supported by our 14 strategically-located regional sales offices, allowing effective servicing of customers on a local basis. Each regional sales office is self-sufficient with a sales, engineering and support staff.

Marketing. The marketing department focuses on strategic partner development, market analysis and strategy and product development planning, in addition to the promotion of our brand, products and services. We also utilize an established reseller network to assist in the marketing of our data mining services.

Customer Service. Due to the importance of our products and services to our customers’ daily back office operations, we place a significant emphasis on customer service activities. Customer service is handled on a local level by support engineers and on a national level by research and development specialists. We also maintain telephone and e-mail support for general product and service support.

The typical sales cycle for both software and data mining services is between two and four months. For software installations, we charge a one-time license fee, which can range from $50,000 to $500,000 per installation, and an annual maintenance fee equivalent to 10-15% of the initial amount, creating a recurring revenue stream. Data mining services are sold on a project by project basis and we share in the revenues derived from consumer purchases resulting from our marketing and promotion activities. Based on historical trends, management estimates that approximately 48%, 47% and 5% of our annual revenues are derived from license fees, revenue sharing agreements and maintenance fees, respectively.

Regulatory Matters

The telecommunications industry is highly regulated in China. PRC laws and regulations restrict foreign investment in China’s telecommunications service industry. The contractual arrangements between our wholly-owned subsidiary, Jingwei HengTong, and Jingwei Communications, allow us to exercise significant rights over the business operations of Jingwei Communications and to realize the economic benefits of the business. We believes that our operations are in compliance in all material respects with current, applicable PRC regulations. However, many PRC laws and regulations are subject to extensive interpretive power of governmental agencies and commissions, and there is substantial uncertainty regarding the future interpretation and application of these laws or regulations.

Employees

As of September 30, 2007 Jingwei had  314 employees, including 15 in management,  220 in research and development,  70 in sales and marketing and  9 in administrative/sales support. None of our employees are represented by labor unions or subject to collective bargaining agreements. We believes our employee relations are good.

Intellectual Property

Currently, we offer 17 software platforms and our intellectual property portfolio is covered by nine patents issued by the National Intellectual Property Administration of the People’s Republic of China and the Shenzhen Bureau of Science, Technology and Information. When these patents were registered with the appropriate authority, we received a certificate with respect to our protected intellectual property in such software. We then license the software to our customers for a usage fee. We presently do not have any registered trademarks. In addition we have received certificates with respect to two registered copyrights.

Properties

Our headquarters is located at Room 1605, Tianan Hi-tech Plaza Tower A, Tianan Cyber Park, Futian District, Shenzhen, PRC 518040. We have 19 branch offices strategically-located throughout China, affording our customers local expertise and management. Our facilities are used for sales and marketing, research and development and administrative functions. All of the facilities are leased. We believe our facilities are adequate for our current needs.

DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers are as follows:

Name	Age	Position
George (Jianguo) Du	43	President, General Manager and Director
Regis Kwong	44	Chief Executive Officer Director
Helen Lu	31	Chief Financial Officer
Dr. Li Wei (David Lee)	31	Chief Technology Officer Director
Zhisheng Wang	43	Executive General Manager; VP of Sales & Marketing Director
Corla Chen	37	Director
Jason Chen	42	Director
Lou Guo Qing	46	Director
Lily Sun	30	Director

George (Jianguo) Du, President, General Manager and Director

Mr. Du was appointed President, General Manager and Chairman of the Board of Directors in connection with the Share Exchange. Prior to the Share Exchange, Mr. Du served in the same position, and as Chairman of the Board of Directors, at Jingwei BVI from its inception in 2001. Mr. Du began his career as an engineer at the Shanghai 710 Research Institute (the “Institute”) in 1987 and later became the youngest Deputy Director of the Institute and General Manager of one of its subsidiaries in 1991. In 1993, Mr. Du founded Shenzhen Yulong Communications with fellow researcher, Mr. Guo Deying, to provide mobile paging software systems in China. In 1999, Shenzhen Yulong Communications split into two entities: Jingwei and China Wireless Technologies Limited. In December 2004, China Wireless Technologies Limited was listed on the Hong Kong Stock Exchange (ticker: 2369), and subsequently, Mr. Du became the Chairman of Jingwei. Mr. Du received his B.S. in Precision Instruments from Shanghai Jiaotong University in 1987 and an M.B.A. from Duke University in 2004.

Regis Kwong, Chief Executive Officer and Director

Mr. Kwong was appointed as Chief Executive Officer and was appointed as a Director in May 2007 in connection with the Share Exchange. Prior to the Share Exchange, Mr. Kwong served in the same position, and as a Director, at Jingwei BVI since 2005. Mr. Kwong has over 20 years experience with leading global telecom services providers. From 1990 to 1995, Mr. Kwong was Regional Sales Manager at GTE (now Verizon). From 1995 to 1997, Mr. Kwong worked for GTE China as its Head of Operations. From 1997 to 1999, Mr. Kwong served as Vice President and General Manager for GTS China, a telecom operator in the United States and Europe. After GTS, Mr. Kwong founded Terremark Asia, a subsidiary of Terremark Worldwide (AMEX: TWW), to provide Internet messaging and Internet exchange services in China. From 2002 to 2005, Mr. Kwong was the Managing Director for China Consolidated Investments Limited. Mr. Kwong received his B.S. and Masters Degree in Computer Engineering from California Polytechnic University in 1985 and 1987, respectively, and an M.B.A. from Rutgers University in 1999.

Helen Lu, Chief Financial Officer

Ms. Lu has was appointed as Chief Financial Officer effective December 6, 2007. Prior to the appointment, Ms. Lu served as the financial director of Pearson Financial Learning Asia, a division of Pearson Education in Asia, where she supervised and controlled the daily operational aspects of accounting systems, pricing, budgeting and credit controls and financial reporting. Prior to that, from 2005-2007, Ms. Lu worked with Ericsson (China) Communication Ltd. as an Internal Auditor. Ms. Lu served as senior financial and analyst and financial controller for China Consolidated Investments Limited (CCIL), a Sino-Malaysian investment company with interests in several businesses including telecommunication services, from 2003-2004. Previously, Ms. Lu served as a senior auditor at Ernst & Young China where her experience included conducting IPO audits on numerous Chinese companies. Ms. Lu holds an MBA degree in Finance from the Chinese University of Hong Kong, and a B.A. degree in Economics from the Central University of Finance and Economics in China.

Dr. Li Wei (David Lee), Chief Technology Officer and Director

Dr. Li was appointed as Chief Technology Officer and will be appointed as a Director in connection with the Share Exchange. Prior to the Share Exchange, Dr. Li served in the same position, and as a Director, at Jingwei BVI since March 2005, Dr. Li was Deputy General Manager at Yijin Technology Company (“Yijin”) from October 2003 to March 2005. Prior to Yijin, Dr. Li was the Chief Technology Officer at Crystaltrace Gever Technology Company from November 2002 to October 2003. From 1998 to 2002, Dr. Li was the Deputy General Manager and Head of Research and Development at Yestock Technology Co. Ltd., a wireless and global positioning system (GPS) solutions provider in China. Dr. Li holds a PhD in Business Administration and a Masters Degree in Software Engineering from University of Wuhan in 2007 and 2004, respectively, and received his B.S. in Computer Science and Application from Central South University of Technology in 1998.

Zhisheng Wang, Executive General Manager and VP of Sales and Marketing

Mr. Whang was appointed as Executive General Manager and VP of Sales and Marketing in connection with the Share Exchange. Prior to the Share Exchange, Mr. Whang served in the same position at Jingwei since 2004, Mr. Wang was the Deputy General Manager at China Telecom in the Henan province from May 2002 to August 2004. Mr. Wang has over 20 years of senior engineering and management experience with China Post and Telecom. Mr. Wang received his Masters Degree in Computer Science and Technology from Information Engineering University in 2004, and his B.S. in Telephone Communications from Henan Posts and Telecommunications School in 1981.

Jason Chen, Director

Mr. Chen is the founder and Chairman of China Photar Electronics Group Limited, a Hong Kong stock exchange listed company (ticker: 8220). In 1995, Mr. Chen created a joint venture with Philips Electronics to manufacture fax machines and wireless phones. In 2003, Mr. Chen created a joint venture with Sagem Communications (“Sagem”) to manufacture consumer electronics and office automation products for worldwide distribution and listed the joint venture on the Hong Kong stock exchange in 2003. He was the Chief Executive Officer of Guangdong Fengda Hi-tech Co. Ltd. from 2002 to 2004 and has been the Chairman of China Fengda Electronic Group since 2004. Mr. Chen is the People’s Representative for Heyuan City in the Guangdong province. Mr. Chen received his B.A. in Chinese from Shenzhen University in 1998 and his Masters Degree in Administration Management from Shenzhen University in 2003.

Corla Chen, Director

Ms. Chen joined Jingwei as a director in 2007. Since 2004, Ms. Chen has been the General Manager of Motion Telecom Holdings Ltd. She was the Secretary of the Board of Directors of Motion Telecom Holdings Ltd. from 2003 to 2004. Ms. Chen received her I.M.B.A. from Peking University in Business Administration in 2004 and received her B.A. in English from Chengdu University in 1991.

Lou Guo Qing, Director

Mr. Lou has been a Senior Vice President at China Electronics Appliance Corporation, one of the largest telecom equipment providers in China, since 2004. From 2002 to 2004, Mr. Lou was the Deputy General Manager at China Unicom in the Henan province. From 2000 to 2002, Mr. Lou was the General Manager at China Unicom in the Zhengzhou province. Mr. Lou received his E.M.B.A. from China Europe International Business School in 2005 and his B.A. in Chinese from Henan University in 1989.

Lily Sun, Director

Ms. Sun has been a Vice President at Photar International Investment since 2004. Prior to joining Photar International Investment, Ms. Sun was the Sales Director at Shenzhen Modern Computing Limited from 2001 to 2004. From 1999 to 2001, Ms. Sun was a Sales Manager at Yulong Communications. Ms. Sun received her B.S. in Technology Management from Wuhan Technology Institute in 1999.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2006 and 2005 to each of the following named executive officers.

Summary Compensation of Named Executive Officers(1)

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
George (Jianguo) Du	2006	60,000	-	-	-	60,000
President, General	2005	60,000	-	-	-	60,000
Manager and Chairman

Regis Kwong(2)	2006	-	-	-	-	-
Chief Executive Officer	2005	-	-	-	-	-

(1)	Mr. Mu, Chief Financial Officer, is excluded as he was not an employee of the Company during fiscal years 2005 through 2006.

(2)	Mr. Kwong did not receive compensation in 2006.

During each of the last two fiscal years, none of our other officers had salary and bonus greater than $100,000. In addition, our executive officers and/or their respective affiliates will be reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of such expenses by anyone other than our Board of Directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings, but they do not receive any other compensation for serving on the Board of Directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, our Chairman, Mr. George Du has financed our operations personally. We currently have a loan payable to Mr. Du. As of December 31, 2006, the loan balance was $366,856 which amount includes a loan made on June 28, 2006 in the amount of RMB2,000,000 to Shenzhen New Yulong Information Technology Co., Ltd., a wholly-owned subsidiary of Jingwei Communications, for working capital purposes. This loan bears interest at a rate of 6.75% per annum and is payable on demand by Mr. Du. The interest accrual balance at the end of June 30, 2007 was $25,653. The remainder of the balance is interest free and payable on demand by Mr. Du.

During the first half year of 2007, we made a payments totaling $282,206 to Mr. Du and also paid interest expense of $25,653 against the loan payable to Mr. Du. The loan balance at the June 30, 2007 was then reduced to $86,045 including a exchange difference of $1,395.

Due to PRC regulations that restrict PRC entities engaged in value-added telecommunications and Internet services from performing services for entities located outside of the PRC, we have contractual arrangements with  HuashiDai Information Technology Limited, a Hong Kong company in which Mr. Du is the majority shareholder, to perform these services. HuashiDai receives no consideration or other benefits for performing these services, and we receive payment for the work performed. In 2006, Huashidai Information Technology Limited signed two contracts in the amount of $699,250 and $760,279 respectively with Fujian Unicom for the benefit of Jingwei which resulted in revenue of $1,459,529 in 2006. In first half year of 2007, Huashidai Information Technology Limited has signed contracts for the benefit of Jingwei with Hong Kong Qi Feng company for the amount of $5,097,395, which resulted in revenue of $5,097,395 in the first six months of 2007. If these services were provided by us to an unrelated entity in an arm’s length transaction, the estimated fair value for these services would be equal to the amount we receive from HuashiDai’s customer, as there is no financial benefit created for Mr. Du’s company in this regard.

Due to PRC regulations that restrict PRC entities engaged in value-added telecommunications and Internet services from performing services for entities located outside of the PRC, we have contractual arrangements with HuashiDai Information Technology Limited, a Hong Kong company in which Mr. Du is the majority shareholder, to perform these services. HuashiDai receives no consideration or other benefits for performing these services, and we receive payment for the work performed. In 2006, Huashidai Information Technology Limited signed two contracts in the amount of $699,250 and $760,279 respectively with Fujian Unicom for the benefit of Jingwei. In first half year of 2007, Huashidai Information Technology Limited has signed contracts for the benefit of Jingwei with Hong Kong Qi Feng company for the amount of $5,097,395. We recognized the full contract amount for our revenue since there was no extra cost and expense incurred for us with this arrangement. If these services were provided by us to an unrelated entity in an arm’s length transaction, the estimated fair value for these services would be equal to the amount we receive from HuashiDai’s customer, as there is no financial benefit created for Mr. Du’s company in this regard.

On May 16, 2007, Neoview entered into a Share Exchange Agreement (the “Exchange Agreement”) with Jingwei BVI, the shareholders of Jingwei BVI and Synergy Business Consulting, LLC, a principal shareholder of Neoview. Pursuant to the terms of the Exchange Agreement, the shareholders of Jingwei BVI transferred all of the share of Jingwei BVI in exchange for the issuance of 11,554,000 shares of Neoview’s common stock (“the Share Exchange”). At the time of entering into the Exchange Agreement, Jingwei BVI was the ultimate beneficiary of the control arrangements established with respect to Jingwei Communication and its results of operations. As a result of the share exchange, Jingwei BVI became our wholly-owned subsidiary and the shareholders of Jingwei BVI acquired approximately 86.4% of our issued and outstanding stock. Concurrently with the share exchange, we entered into a securities purchase agreement with a number of accredited investors for the sale of an aggregate of 3,395,000 units at $5.00 per unit, consisting of one share of our common stock and 0.30 of a warrant to purchase one share of the common stock at an exercise price of $6.00 per share, for aggregate gross proceeds equal to $16,975,000. Each investor agreed to purchase (i) that number of shares equal to the amount it was willing to invest divided by $5.00 and (ii) a warrant equal to the number of shares purchased pursuant to clause (i) multiplied by 30%. We also entered into an escrow agreement (the “Escrow Agreement”) with CRT Capital Group, LLC, a representative of the investors, Continental Stock Transfer & Trust Company (the “Escrow Agent”) and the following shareholders of Jingwei BVI: Centurion Investments Limited, Sidford International Limited, Charmfield Limited, Guo Qiang, Meng Fu Ying and Sun Yan Yan, in which 2,000,000 of the shares (the “Escrow Shares”) were delivered to the Escrow Agent as security for the achievement of $6,827,000 in net income for the year ended December 31, 2007 (the “Net Income Threshold”). If we achieve the Net Income Threshold, the Escrow Shares will be released back to such shareholders. If the Net Income Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by a formula included in the Escrow Agreement) will be distributed pro-rata to the investors, based on the actual net income for the year ended December 31, 2007. The shareholders entered into the Escrow Agreement in favor of the investors as the valuation established with respect to Jingwei for purposes of their investment assumed our net income for 2007 would be approximately $6.8 million. By transferring shares pursuant to the Escrow Agreement in the event the Net Income Threshold is not achieved, the enterprise valuation will effectively be retroactively reduced in proportion. For example, in the event our net income in 2007 is $3.4 million, the deemed enterprise valuation will be reduced by half and the investors will receive the same number of shares they purchased in the offering for no additional consideration, effectively resulting in a 50% reduction of their original purchase price.

Our only “promoter” (within the meaning of Rule 405 under the Securities Act), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt  or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years has been Mr. George Du. As disclosed elsewhere, in connection with the Share Exchange, the shareholders of Jingwei BVI received shares of Neoview’s common stock. Mr. Du, a shareholder of Jingwei BVI received approximately 72% of the outstanding shares of our US predecessor Neoview Holdings and, as the principle shareholder of Jingwei BVI, actively negotiated with the former owners of Neoview Holdings regarding the economics of such transaction.

On July 12, 2006, Synergy Business Consulting, LLC (“Synergy”) purchased 2,050,000 shares of common stock, or approximately 51.25% of the issued and outstanding common stock of Neoview Holdings from three existing shareholders in a private transaction, and attained voting control of Neoview Holdings. This was reported in a Form 8-K filed with the Securities and Exchange Commission on July 17, 2006. There were no transactions pursuant to which Synergy contributed assets to us or we issued shares to Synergy during the last five years.

The Chinese government has enacted an extensive regulatory scheme governing the operation of business with respect to value added telecommunication services, foreign investors were prohibited from investing in Internet content services. In compliance with PRC’s foreign investment restrictions, Jingwei HengTong and Jingwei Communications entered into various contractual agreements on February 8, 2007, details of which are summarized as follows:

Exclusive Technology Consulting Services Agreement. Pursuant to the exclusive technology consulting services agreement between Jingwei HengTong and Jingwei Communications, Jingwei HengTong has the exclusive right to provide to Jingwei Communications technology consulting services related to the design, development and implementation of computer software and the maintenance of networks, and provide access to Jingwei HengTong’s team of personnel who have extensive experience in information technology services. Under the terms of this agreement, Jingwei HengTong has agreed to pay all of the operating costs incurred by Jingwei Communications and Jingwei Communications shall pay bi-monthly service fees to Jingwei HengTong consisting of all income from the business operations. This agreement is for a ten year term expiring on February 8, 2017, with an automatic one (1) year renewal. The agreement is subject to early termination in accordance with the terms therein.

Operating Agreement. Pursuant to the operating agreement among Jingwei HengTong, Jingwei Communications and the shareholders of Jingwei Communications, Jingwei HengTong agrees to guaranty Jingwei Communications’s performance of its obligations under contracts, agreements and transactions between Jingwei Communications and third party customers. In return for the guaranty, Jingwei Communications has pledged its accounts receivables and all of its assets to Jingwei HengTong. The shareholders of Jingwei Communications have also agreed to appoint persons recommended by Jingwei HengTong to serve on Jingwei Communications’s Board of Directors and to appoint Jingwei HengTong’s managers as managers of Jingwei Communications. In addition, Jingwei Communications and its shareholders agree that without the prior consent of Jingwei HengTong, Jingwei Communications will not engage in any transactions that could materially affect the assets, liabilities, obligations, rights or operations of Jingwei Communications, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, including intellectual property rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operations to any third party. This agreement is for a ten year term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Intellectual Property Assignment Agreement. Under the intellectual property assignment agreement, Jingwei Communications assigned to Jingwei HengTong all of its interest and rights in certain intellectual property, including without limitation, certain trademarks, the ownership of Jingwei Communications’s consumer database, and a software copyright and license. Jingwei HengTong paid RMB1,000 for the intellectual property transferred under this agreement. Jingwei Communications agreed to take all actions and pay all expenses in connection with registering the intellectual property in Jingwei HengTong’s name.

Intellectual Property Agreement. Under the intellectual property agreement, Jingwei HengTong granted Jingwei Communications a non-exclusive, non-assignable and non-transferable license to use certain intellectual property, including without limitation, certain trademarks, consumer data bases, and a software copyright and license for use exclusively in the PRC. Jingwei HengTong will retain the sole and exclusive rights in the intellectual property, including any improvement, upgrades and derived products, no matter whether such products are created by Jingwei HengTong and Jingwei Communications. The annual license fee for all intellectual property is RMB1,000,000. Jingwei HengTong has the right to waive payment, or adjust the amount of any license fees at any time, during the course of the agreement. This agreement is for a five year term expiring on February 8, 2012, subject to early termination in accordance with the terms therein.

Equity Pledge Agreement. Under this agreement between the shareholders of Jingwei Communications and Jingwei HengTong, the shareholders of Jingwei Communications pledged all of their equity interests in Jingwei Communications to Jingwei HengTong to guarantee their obligations under the amended and restated loan agreement and Jingwei Communications’s performance of its obligations under the technology consulting agreement. If Jingwei Communications or any of its shareholders breaches its respective contractual obligations under the amended and restated loan agreement or the technology consulting agreement, or upon the occurrence of one of the events regarded as an event of default under this agreement, Jingwei HengTong, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of Jingwei Communications agreed not to dispose of the pledged equity interests or take any actions that would prejudice Jingwei HengTong’s interest, and to notify Jingwei HengTong of any events or upon receipt of any notices which may affect the shareholders’ interest. The equity pledge agreement will expire two years after Jingwei Communications and its shareholders fully perform their respective obligations under the technology consulting agreement and the loan agreement.

Exclusive Option Agreement. Under the option agreement among Jingwei HengTong, Jingwei Communications and the shareholders of Jingwei Communications, the shareholders of Jingwei Communications irrevocably granted Jingwei HengTong or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of the equity interests in Jingwei Communications for the cost of the original purchase price paid for the equity interests; provided, however, if under applicable PRC laws and regulations an appraisal is required, then the purchase price shall be the minimum amount of consideration permitted by applicable PRC law. In addition, Jingwei Communications and its shareholders agree that without the prior consent of Jingwei HengTong, Jingwei Communications will not take certain actions that may have a material adverse effect on the equity interests or the liabilities, rights or operations of Jingwei Communications. Jingwei HengTong or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. This agreement is for a ten year term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Amended and Restated Loan Agreement. Under the loan agreement between Jingwei HengTong and the shareholders of Jingwei Communications, the shareholders confirmed that Jingwei HengTong had made an RMB2,000,000 interest-free loan to the shareholders of Jingwei Communications solely for the shareholders to fund the capitalization of Jingwei Communications. The loan can only be repaid upon the transfer of the equity interests from the shareholders to Jingwei HengTong and the use of the proceeds from such transfer to repay the loan. This agreement is for a ten year term expiring on February 8, 2017, subject to acceleration and extension in accordance with the terms therein.

Jingwei Communications was established on May 8, 2001 in the PRC. It has registered capital of RMB5,000,000 and is principally engaged in software development and data mining services in PRC. Mr. Du is the controlling stockholder of Jingwei Communications who holds 90% of its registered capital. Although the foregoing contractual arrangements that were implemented in order to comply with PRC law had the effect of divesting Mr. Du of direct economic benefit of owning Jingwei Communications, Mr. Du's plans for Jingwei's strategic growth and the need for foreign capital were the basis for his decision to implement such structure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 7, 2007 (after giving effect to the Share Exchange and the Offering) by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders listed below is Room 1605, Tianan Hi-tech Plaza Tower A, Tianan Cyber Park, Futian District, Shenzhen, PRC 518040.

All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of December 7, 2007, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
George (Jianguo) Du	8,261,110	48%
Regis Kwong	-	-
Helen Lu	-	-
Dr. Li Wei (David Lee)	-	-
All Directors, Executive Officers and Director Nominees, as a group	8,261,110	48%

SELLING STOCKHOLDERS

The following table sets forth as of December 7, 2007, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. Although we have assumed for purposes of the table that the Selling Stockholders will sell all of the shares offered by this prospectus, because they may from time to time offer all or some of their shares under this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the Selling Stockholders (or any of them), or that will be held after completion of the resales. In addition, a Selling Stockholder may have sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or she provided information to us. The Selling Stockholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no Selling Stockholder has held any position nor had any material relationship with us or our affiliates during the past three years.

Name of Selling Stockholder (1)	Shares Beneficially Owned Prior to Offering	Warrant Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to Be Sold	Shares Beneficially Owned After Offering	Percentage Ownership After Offering (%)
Archimedes Capital LLC (2)	10,000	3,000	13,000	-	-
Charles Severs	9,000	2,700	11,700	-	-
Delaware Street Capital Master Fund, L.P. (3)	100,000	30,000	130,000	-	-
PIF High Yield Fund II (4)	400,000	120,000	520,000	-	-
Eric Seal	4,000	1,200	5,200	-	-
Francis P. Carr	20,000	6,000	26,000	-	-
George Bickerstaff	10,000	3,000	13,000	-	-
Hammerman Capital Partners, LP (4)	100,000	30,000	130,000	-	-
JMG Capital Partners, LP (5)	150,000	45,000	195,000	-	-
JMG Triton Offshore Fund, Ltd. (6)	150,000	45,000	195,000	-	-
Linden Capital L.P. (7)	200,000	60,000	260,000	-	-
Mariner LDC (8)	300,000	90,000	390,000	-	-
Paul Gardi	5,000	1,500	6,500	-	-
Mark Pincus	25,000	7,500	32,500	-	-
Micro Capital Fund LP (9)	175,000	52,500	227,500	-	-
Micro Capital Fund Ltd. (10)	75,000	22,500	97,500	-	-
Mizuho International (11)	100,000	30,000	130,000	-	-
Morgan Stanley & Co. Incorporated	360,000	108,000	468,000	-	-
DKR Soundshore Oasis Holding Fund Ltd. (12)	200,000	60,000	260,000	-	-
Professional Traders Fund, LLC (13)	20,000	6,000	26,000	-	-
Professional Offshore Opportunity Fund, Ltd. (13)	80,000	24,000	104,000	-	-
Richard D. Squires	50,000	15,000	65,000	-	-
SF Capital Partners Ltd. (14)	400,000	120,000	520,000	-	-
Steven R. Bragg	20,000	6,000	26,000	-	-
UBS O’Connor LLC FBO O’Connor Global Convertible Arbitrage II Master Limited (15)	12,150	3,645	15,795	-	-
UBS O’Connor LLC FBO O’Connor Global Convertible Arbitrage Master Limited (15)	137,850	41,355	179,205	-	-
Vision Opportunity Master Fund, Ltd. (16)	200,000	60,000	260,000	-	-
William Cleary	2,000	600	2,600	-	-
William Denkin	60,000	18,000	78,000	-	-
J. Douglas Harvey	20,000	6,000	26,000	-	-
CRT Capital Group LLC (17)	-	441,350	441,350	-	-

(1) Unless otherwise indicated, the address of each of the selling stockholders is c/o Jingwei International Limited, Room 1605, Tianan Hi-Tech Plaza Tower A, Tianan Cyber Park, Futian District, Shenzhen, PRC 518040

(2) Mr. Matthew A. Ocko, as managing member of Archimedes Capital LLC is deemed to have voting and dispositive power over the shares of our common stock owned by Archimedes Capital LLC.

(3) The general partners of Delaware Street Capital Master Fund, L.P. are Delaware Street Capital, L.P. (“Delaware LP”), Delaware Street Capital II, L.P. (“Delaware II LP”) and Delaware Street Capital Offshore, Ltd. (“Delaware Offshore’). DSC Managers, LLC is the general partner of Delaware LP and Delaware II LP. Mr. Andrew G. Bluhm, the managing member of DSC Managers, LLC and a director of Delaware Offshore is deemed to have voting and dispositive power over the shares of our common stock owned by Delaware Street Capital Master Fund, L.P.

(4) Edge Asset Management, Inc. is the beneficial owner of the shares of our common stock registered in the name of PIF High Yield Fund II.

(5) JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over the shares of our common stock owned by JMG Partners. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”), a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio.

(6) JMG Triton Offshore Fund, Ltd. (“JMG Triton”) is an international business company organized under the laws of the British Virgin Islands. JMG Triton’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (“Pacific Assets”) that has voting and dispositive power over JMG Triton’s investments including the shares of our common stock owned by JMG Triton. The equity interests of Pacific Assets are owned by Pacific Capital Management, Inc., a California corporation (“Pacific Capital”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the JMG Triton’s portfolio.

(7) Linden GP LLC is the general partner of Linden Capital L.P. ("Linden LP") and Siu Min Wong is the managing member of Linden GP LLC. Linden LP, Linden GP LLC and Mr. Wong may be deemed to share power to vote and dispose of the shares of our common stock held by Linden LP.

(8) Mr. Jason Hammerman, managing member of Hammerman Capital Management LLC, as sub-adviser to Mariner Investment Group, Inc. has voting and dispositive control over our shares of common stock held by Mariner LDC.

(9) The members of MicroCapital LLC are deemed to have voting and dispositive power over the shares of our common stock owned by Micro Capital Fund LP.

(10) The members of MicroCapital LLC are deemed to have voting and dispositive power over the shares of our common stock owned by Micro Capital Fund Ltd.

(11) Mr. Luke Fowler, the head of proprietary trading of Mizuho International has voting and dispositive control over our shares of common stock held by Mizuho International.

(12) The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares owned by the Fund.

(13) Each of Howard Berger and Marc K. Swickle, each managers of Professional Traders Fund, LLC and Professional Offshore Opportunity Fund Ltd. have voting and dispositive control over the shares of common stock owned by Professional Traders Fund, LLC and Professional Offshore Opportunity Fund, Ltd.

(14) Each of Michael A. Roth and Brian J. Stark have voting and dispositive power over the shares of our common stock owned by SF Capital Partners Ltd.  However, Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(15) The selling stockholder is a fund which cedes investment control to UBS O’Connor LLC (“the Investment Manager”). The Investment Manager has voting and dispositive power over the shares of our common stock owned by the selling stockholder. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG which is listed on the New York Stock Exchange.

(16) Mr. Adam Benowitz is deemed to have voting and dispositive power over the shares of our common stock owned by Vision Opportunity Master Fund, Ltd.

(17) Mr. C, Michael Vaughn Jr., Managing Member of CRT Capital Group LLC is deemed to have voting and dispositive power over the shares of our common stock owned by CRT Capital Group LLC.

PLAN OF DISTRIBUTION

The Selling Stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus, although it is the position of the SEC that Rule 144 is not available to any Selling Stockholder that was an affiliate or promoter of our predecessor Neoview Holdings Inc.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) two years from the effective date of the registration statement of which this prospectus forms a part or (ii) the date on which the Selling Stockholders have disposed of all resale shares in accordance with the methods of distribution contemplated hereby. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

Our current authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share, of which 17,049,000 shares were issued and outstanding as of November 13, 2007.

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. When a dividend is declared by the Board, all stockholders are entitled to receive a fixed dividend. To date, no dividends have been declared. All shares issued in the company are of the same class, and have equal liquidation, preference, and adjustment rights.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any additional preferred stock is authorized and issued. All outstanding shares of our common stock are, and the shares underlying all options and warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

Warrants

We have warrants issued to purchase 1,459,850 shares of common stock at an exercise price of $6.00. The warrants have a four year term. So long as there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, we may redeem the Warrants on not less than 20 days’ prior written notice, at a price of $0.01 per Warrant, if the following conditions are met: (i) the fair market value of our Common Stock exceeds 200% of the exercise price for the 20 consecutive trading day period ending five trading days prior to the date of the redemption notice and (ii) the Warrants are then exercisable.

The Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or if this registration statement is not declared by the SEC within six months of the Offering closing date, by “cashless exercise”. A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchase upon exercise of the Warrants in cash, the holder will forfeit a number of shares underlying the Warrants with a “fair market value” equal to such aggregate exercise price. We will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer Inc., 2470 St. Rose Parkway, Suite 304, Henderson, NV 89074, telephone number (702) 818-5898.

Market Information

Our common stock price is quoted on the OTC Bulletin Board, or OTCBB, under the symbol “JNGW”. The following table sets forth for the periods indicated the high and low prices per share traded for our common stock as reported on the OTCBB. There were no reported bids for our common stock during 2006 and 2005.

Year Ending December 31, 2007	High	Low

First Quarter	n/a	n/a
Second Quarter	8.06	7.00
Third Quarter	7.05	5.00
Fourth Quarter through December 6, 2007	9.00	6.30

Holders

As of November 13, 2007, there were approximately 28 stockholders of record of our common stock, par value $0.001 per share.

Dividends

We have not paid any cash dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings, if any, for use in the operation and expansion of our business. The payment of any dividends in the future will be at the sole discretion of our Board of Directors.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The following is a summary of the relevant provisions in our articles of incorporation, bylaws and Nevada law with regard to limitation of liability and indemnification of our officers, directors and employees that. The full provisions are contained in the Nevada Revised Statutes and such documents.

Indemnification Our directors and officers are indemnified as provided by our articles of incorporation, our bylaws and the Nevada Revised Statutes. Article 12 of our articles of incorporation provides for the indemnification of our directors, officers, employees and agents for expenses incurred in connection with the defense of actions, suits or proceedings to the fullest extent permitted by Nevada law. Our bylaws and Nevada laws permit us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he has exercised his powers in good faith and with a view to the interests of the corporation; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Limitation of Liability. Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Article 13 of our articles of incorporation provides that no director or officer of the company will be liable to the company or to the stockholders for damages for any breach of fiduciary duty; provided, however, that a director or officer will be liable for damages which result from any of the following: Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of any improper dividend or distribution.

We believe that the indemnity and limitation of liability provisions contained in our bylaws and in our certificate of incorporation are necessary to attract and retain qualified persons for those positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

LEGAL MATTERS

Loeb & Loeb LLP, New York, New York, has advised us with respect to legal matters related to the registration and offering of the securities offered hereby.  The validity of the securities offered hereby has been passed upon for us by Lewis and Roca LLP, Las Vegas, Nevada.

EXPERTS

Our audited consolidated financial statements as of and for the years ended December 31, 2006 and 2005 have been included in this prospectus in reliance upon the report of PKF Hong Kong SAR, a member firm of PKF International, independent registered public accounting firm, appearing in this registration statement, and their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

JINGWEI INTERNATIONAL LIMITED AND SUBSIDIARIES

Jingwei International Limited And Subsidiaries
Consolidated Balance Sheets

	September 30	December 31
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets
Cash and equivalents	$12,959,549	$409,419
Inventories	2,845,193	-
Trade receivables (net of allowance of doubtful accounts of $270,253)	8,708,733	-
Other receivables, prepayments and deposits (net of allowance of doubtful accounts of $728,370)	3,321,366	-
Amount due from a related company	801,867	-
Total Current Assets	28,636,708	409,419

Non-current assets
Property, plant and equipment - Net	2,486,102	-

Total Assets	$31,122,810	$409,419

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables	$1,453,816	$-
Accruals and other payables	1,414,138	-
Amount due to a related stockholder		401,736
Tax payable	1,529,345	-
Amount due to a stockholder	203,974	-
Total Current Liabilities	4,601,273	401,736

Total Liabilities	4,601,273	401,736

Minority Interest - Variable Interest Entities	6,566,914	-

Stockholders' Equity
Common stock, $.001 par value; 75,000,000 shares authorized, 17,049,000 shares issued and outstanding in 2007; 11,554,000 shares issued and outstanding in 2006	17,049	11,554
Additional Paid-in Capital	15,063,981	(1,554)
Statutory and other reserves	479,431	-
Accumulated other comprehensive income	450,718	-
Retained Earnings (accumulated deficit)	3,943,444	(2,317)
Total Stockholders' Equity	19,954,623	7,683

Total Liabilities and Stockholders' Equity	$31,122,810	$409,419

See accompanying notes to the consolidated financial statements.

Jingwei International Limited And Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2007 And The Period May 15, 2006 (Inception) Through September 30, 2006

	Three Months Ended September 30, 2007	May 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
	(unaudited)	(unaudited)	(unaudited)

Sales	$5,216,602	$-	5,101,900
Cost of sales	(2,818,128)	-	(8,689,547)
Gross profit	2,398,474	-	6,412,353

Expenses
General and administrative expenses	(516,336)	(1,198)	(975,301)
Research and development costs	(138,949)	-	(315,468)
Total Expenses	(655,285)	(1,198)	(1,290,769)

Income (loss) from operations	1,743,189	(1,198)	5,121,584

Other income (expenses)
Other income (expense)	(89,294)	-	(24,911)
Subsidy income	640	-	65,561
Interest income	147,574	-	148,686
Finance costs	(18,048)	-	(39,229)
Total other income	40,872	-	150,107

Income (loss) from operations & other income	1,784,061	(1,198)	5,271,691

Income (loss) before income taxes	1,784,061	(1,198)	5,271,691

Income taxes	(491,796)	-	(846,499)

Net income (loss)	$1,292,265	$(1,198)	$4,425,192

Earnings Per Share (Basic)	$0.08	$-	$0.29

Earnings Per Share (Diluted)	$0.08	$-	$0.29

Weighted Average Common Shares Outstanding
Basic	17,049,000	11,554,000	15,395,026
Diluted	17,049,000	11,554,000	15,395,026

See accompanying notes to the consolidated financial statements.

Jingwei International Limited And Subsidiaries
Consolidated Statements of Comprehensive Income
For the Three and Nine Months Ended September 30, 2007 And The Period May 15, 2006 (Inception) Through September 30, 2006

	Three Months Ended September 30, 2007	May 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007

	(Unaudited)	(Unaudited)	(Unaudited)

Net Income (loss)	$1,292,265	$(1,198)	$4,425,192

Other Comprehensive Income
Foreign currency translation adjustment	308,842	-	450,718

Comprehensive Income	$1,601,107	$(1,198)	$4,875,910

See accompanying notes to the consolidated financial statements.

Jingwei International Limited And Subsidiaries
Consolidated Statements of Stockholders' Equity
For the nine months ended September 30, 2007

	Number of Shares of Common Stock	Common Stock	Additional Paid-In Capital	Statutory and Other Reserves	Accumulated Other Comprehensive (loss) income	Retained Earnings (Accumulated Deficit)	Total

Balance, December 31, 2006 (Audited)	10,000	$10,000	$-	$-	$-	$(2,317)	$7,683

Retroactive recapitalization	11,544,000	1,554	(1,554)	-	-	-	-

Balance, December 31, 2006	11,554,000	11,554	(1,554)	-	-	(2,317)	7,683

Issuance of common stock at merger	2,100,000	2,100	(2,100)	-	-	-	-

Issuance of common stock, private placement -
net of offering costs	3,395,000	3,395	15,067,635	-	-	-	15,071,030

Foreign Currency Translation adjustment	-	-	-	-	450,718	-	450,718

Transfer to Statutory and Other Reserves	-	-	-	479,431	-	(479,431)	-

Net income for the nine months ended September 30, 2007	-	-	-	-	-	4,425,192	4,425,192

Balance, September 30, 2007 (Unaudited)	17,049,000	$17,049	$15,063,981	$479,431	$450,718	$3,943,444	$19,954,623

See accompanying notes to the consolidated financial statements.

Jingwei International Limited And Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2007 And The Period May 15, 2006 (The Inception) Through September 30, 2006

	2007	2006
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$4,425,192	$(1,198)
Adjustments to reconcile nent income to net
cash(used in)provided by operating activities:
Depreciation	160,665

Changes in operating assets and liabilities, net of effect of consolidation of Variable Interest Entities
Trade receivables	(3,336,306)
Other receivables,prepayments and deposits	588,077
Amounts due from related parties	(801,867)
Inventories	(2,549,951)
Trade payables	1,009,614
Other payables and accrued expenses	158,688
Amounts due to related parties	(1,515,321)
Income tax payable	1,172,231

Net cash flows used in operating activities	(688,978)	(1,198)

Cash flows from investing activities
Cash from consolidation of variable interest entities	528,494
Acquisition of property and equipment	(2,646,767)

Net cash flows used in investing activities	(2,118,273)

Cash flows from financing activities
Net proceeds from private placement	15,071,030	10,000
Repayment of stockholder loan	(164,367)

Net cash flows provided by financing activities	14,906,663	10,000

Effect of foreign currency translation on cash
and cash equivalents	450,718

Net increase in cash and equivalents	12,550,130	8,802

Cash and cash equivalents-beginning of period	409,419

Cash and cash equivalents-end of period	$12,959,549	$8,802

See accompanying notes to the consolidated financial statements.

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

Note 1  Corporate information and description of business

Jingwei International Limited and its consolidated subsidiaries and variable interest entities (the “Company”) are a technology services provider in China specializing in software and data mining services. In May 2006, Mr. George (Jianguo) Du, our President and Chairman of the board of directors, established Jingwei International Investments Limited, a company organized under the laws of the British Virgin Islands (“Jingwei BVI”). Jingwei BVI has one wholly owned subsidiary, Jingwei International Investment (HK) Ltd. (“Jingwei HK”), which was established on October 31, 2006 in HongKong. On February 8, 2007, a wholly subsidiary of Jingwei HK, Jingwei Hengtong Technology (ShenZhen) Co., Limited (“Jingwei Hengtong”) was established in People’s Republic of China (“PRC’). On the same day, Jingwei Hengtong and Shenzhen Jingwei Communication Co., Ltd. (Jingwei Communication), a PRC company, entered into various agreements. Upon the execution of these agreements, the Company became the primary beneficiary of Jingwei Communication which was treated as a variable interest entity of the Company. Jingwei Communication has two subsidiaries, New Yulong Information Technology Co. Ltd. which Jingwei Communication owns 100% and New Yulong Software Technology Development Co. Ltd., which Jingwei Communication owns 51.89% and New Yulong Information Technology Development Co. own the other 48.11%.

On May 16, 2007, Jingwei BVI entered into a share exchange agreement with Neoview, Synergy Business Consulting LLC, a principal shareholder of Neoview, and the shareholders of Jingwei BVI. Neoview is a public Shell Company (“Shellco”). Pursuant to the share exchange agreement, Shellco acquired all of Jingwei BVI’s issued and outstanding shares from Jingwei BVI’s shareholders in exchange for the issuance to Jingwei BVI’s shareholders of 11,554,000 shares of Shellco common stock, constituting 86.4% of Shellco’s outstanding shares of common stock on a fully-diluted basis. As a result of this transaction, Jingwei BVI will become a wholly-owned subsidiary of Shellco. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Jingwei BVI for the net monetary assets of Shellco, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Shellco, are those of the legal acquiree, Jingwei BVI, which is considered to be the accounting acquirer. Shares and per share amounts stated have been adjusted to reflect the merger.

Immediately following the closing of the merger, Shellco consummated a private placement of 3,395,000 units, each consisting of one (1) share of Common Stock and 0.3 of a Warrant to purchase one (1) share of common stock, for aggregate gross proceeds of $16,975,000 or $5.00 per unit. In conjunction with this offering, the company paid a placement agent cash of $1,188,250, representing 7% of the aggregate gross proceeds of the offering, and issued the placement agent warrants to purchase 441,350 shares of its common stock, representing 10% of the total number of shares sold in the offering, including the warrants to purchase 1,018,500 shares of the Company’s common stock. The warrants to purchase 441,350 shares were recorded as a non-cash offering expense.

In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, in which the Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the shares of common stock issued as part of the Units and the 1,018,500 shares of Common Stock underlying the Warrants (the “Warrant Shares”), within 60 calendar days of the Closing Date of the Offering, and use the Company’s best efforts to have the registration statement declared effective within 120 calendar days of the Closing Date of the Offering, or 180 calendar days following the Closing Date of the Offering, if the registration statement is subject to review and comment by the SEC. The Company will pay liquidated damages of 1% of the dollar amount of the Units sold in the Offering per month, payable in cash, up to a maximum of 10%, if the registration statement is not filed and declared effective within the foregoing time periods. The Company did not meet the July 16, 2007 filing deadline (60 days from the Closing Date of the Offering) and therefore incurred a penalty of $169,750 on that date. The Company is also incurring interest expense of 18% per annum rate of the penalty. The $169,750 penalty liability and accrued interest of $6,300 is included in accrued expenses as of September 30, 2007 with a corresponding expense recognized as part of other expense on the Statement of Operations.

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

The Company also entered into an escrow agreement with CRT Capital Group, LLC, a representative of the Investors (“CRT”), Continental Stock Transfer & Trust Company (the “Escrow Agent”) and certain of the Shareholders (the “Escrow Agreement”), in which 2,000,000 of the Shares (the “Escrow Shares”) were delivered to the Escrow Agent. The Escrow Shares are being held as security for the achievement of $6,827,000 in net income for the year ended December 31, 2007 (the “Net Income Threshold”). If the Company achieves the Net Income Threshold, the Escrow Shares will be released back to such Shareholders. If the Net Income Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by a formula included in the Escrow Agreement) will be distributed pro-rata to the Investors, based on the actual net income for the year ended December 31, 2007.

Following the completion of the merger and the Offering, Shellco had 18,508,850 shares of Common Stock outstanding on a fully-diluted basis.

Note 2  Summary of significant accounting policies

Financial Statements

The accompanying unaudited financials statements have been prepared by Jingwei International Limited (“Jingwei International”). These statements include all adjustments which management believes necessary for a fair presentation of the statements and have been prepared on a consistent basis using the accounting polices described in the Summary of Significant Accounting Polices included in the 2006 Annual Report. Certain financial information and footnote disclosures normally indicated in financial statements prepared in accordance with accounting principals generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although the Company firmly believes that the accompanying disclosures are adequate to make the information presented not misleading. The Notes to Financial Statements included in the 2006 Annual Report should be read in conjunction with the accompanying interim financial statements. The interim operating results for the three and nine months ended September 30, 2007 may not be indicative of operating results expected for the full year.

Basis of presentation and consolidation

The accompanying condensed consolidated financial statements of Jingwei International, its subsidiaries, namely, Jingwei HK, Jingwei Hengtong, and its variable interest entities, namely Jingwei Communication, New Yulong Information Technology Co. Limited, New Yulong Software Technology Development Co. Limited., have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of Jingwei International, its subsidiaries and variable interest entities. All significant inter-company accounts and transactions have been eliminated in consolidation.

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), which was superseded by a revised interpretation (“FIN 46R”). These interpretations address financial reporting for entities over which control is achieved through means other than voting rights. According to the requirements of FIN 46R, Jingwei International has evaluated its relationships with Jingwei Communication. Jingwei International has concluded that, Jingwei Communication is a “variable interest entity” for accounting purposes, and as a result of the contractual arrangements, which enable Jingwei International to control Jingwei Communication, Jingwei International is the primary beneficiary of Jingwei Communication. Accordingly, Jingwei International adopted the provisions of FIN 46R and will consolidate Jingwei Communication. The contractual agreement with Jingwei Communication was in effect on February 8, 2007, however for accounting purposes the effective date was January 31, 2007. The income statement for the nine months ended September 30, 2007 reflects the operation from February 1, 2007 through September 30, 2007 for the variable interest entities. The Company used the purchase method to consolidate Jingwei Communication, with the current assets and liabilities recorded at fair value which approximated their book value. The fair value of the acquired net assets of Jingwei Communication exceeded the deemed consideration given of $256,871. The Company reduced all of the non-current assets of Jingwei Communication, in the amount of $153,568 to zero and then recognized the remaining amount of $6,566,914 as Minority Interest -Variable Interest Entities on the balance sheet. The following table summarizes the fair value of the Jingwei Communication’s assets and liabilities as of February 8, 2007, with an effective date of February 1, 2007 for accounting purposes:

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

Assets:
Cash	$528,493
Fixed assets, net	153,568
Raw Materials	295,242
Accounts receivable, net	5,372,427
Other receivables	2,700,925
Other current assets	1,208,518
Total assets	$10,259,173

Liabilities:
Accounts payable and accrued expenses	$1,799,895
Loan from director	368,341
Amount due to related parties	1,113,584
Total liabilities	$3,281,820
Net assets	$6,977,353

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cashôcash equivalents and trade and other receivables. As of June 30, 2007, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade and other receivables, the Company extends credit based on an evaluation of the customer’s and other debtor’s financial condition. The Company generally does not require collateral for trade and other receivables and maintains an allowance for doubtful accounts of trade and other receivables.

Fair value of financial instruments

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade receivables, amounts due from related parties, other receivables, prepayments and deposits, trade and other payables, amounts due to related parties and loan from a stockholder approximate their fair values due to the short-term maturity of such instruments.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is not exposed to this risk as majority of its trading transactions are denominated in its functional currency.

Comprehensive Income
The Company follows the Statement of Financial Accounting Standard (“SFAS”) No. 130, Reporting Comprehensive Income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks.

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance and the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the credit worthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers is to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to the aging of trade and other receivables as follows:

% of general
Trade and other receivables due:	provision

Within one year	0.3
After one year but within two years	5.0
After two years but within three years	20.0
Over three years	100.0

Additional specific provision is made against trade and other receivables aged less than three years to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from four to seven months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis over the assets’ estimated useful lives. The principal depreciation rates are as follows :-

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

	Annual rate	Residual value
Software	20%	0%
Motor vehicles	10%	10%
Office equipment and computers	20%	10%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Long-lived assets and intangibles are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets and intangibles in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company’s financial statements.

Revenue recognition

In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible.

Subject to these criteria, the Company generally recognizes revenue from software and system services when: a) a contract has been signed by the customers and the Company, b) the Company has delivered software and system services to the customers as defined by the customers receiving the work product, c) the project milestone delivered is assigned a fixed price, and d) the customer acceptance of the project is reasonably assured.

Revenue from data mining services is recognized when the services are rendered.

The Company follows Emerging issues Task Force (“EITF”) No. 99-19, “Reporting Revenue as a Principal versus Net as an Agent.” Under the guidance of this EITF, the assessment of whether revenue should be reported gross with separate display of cost of sales to arrive at gross profit should be based on the following considerations: the Company acts as principal in the transaction, takes titles to the products and has risk and rewards of ownership (such as the risk of loss for collection, delivery or returns). Based on EITF No. 99-19, the Company recognizes all revenue from the sales of mobiles handsets on a gross basis.

Revenue from mobile handsets is recognized when sales occur.

Government subsidies that compensate the Company for general expenses incurred and research and development activities are recognized as income at the time when the approval documents are obtained from the relevant government authorities and when the subsidies are received.

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

Advertising, transportation, research and development expenses

Advertising, transportation and research and development expenses are charged to expense as incurred.

For the reporting period, there was no advertising expense occurred.

 Retained earnings -appropriated

In accordance with the relevant PRC regulations and the Company’s Articles of Association, the Company is required to allocate its Income after tax to the following reserves:

(a) Statutory surplus reserve

In accordance with the relevant laws and regulations of the PRC and the articles of association of New Yulong Information Technology and New Yulong Software Technology, these subsidiaries are required to appropriate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further appropriation is optional.

The statutory surplus reserve can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balance of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

(b) Statutory public welfare fund

In accordance with the articles of association of New Yulong Information Technology and New Yulong Software Technology, 5% to 10% of their net income reported in the PRC statutory accounts is to be appropriated to statutory public welfare fund. The statutory public welfare fund can only be utilized on items for the collective benefits of the subsidiaries’ employees. This fund is non-distributable other than in liquidation.

(c) Discretionary surplus reserve

In accordance with the articles of association of New Yulong Information Technology and New Yulong Software Technology, the appropriation of net income reported in the PRC statutory accounts to the discretionary surplus reserve and its utilization are subject to the stockholders’ approval at their general meeting. Neither of the Company’s subsidiaries had appropriated their earnings to discretionary surplus reserve from their respective dates of inception to December 31, 2006.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

Foreign currency translation

The functional currency of the Company is RMB which is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity. The exchange rates in effect at September 30, 2007 and December 31 2006 were RMB1 for $0.1398 and $0.1242 respectively.

Stock-based compensation

The Company adopted SFAS No. 123(R), Share-Based Payment effective January 1, 2006.During the reporting periods, the Company did not have any stock-based compensation payments.

Basic and diluted earnings per share

In accordance with SFAS No. 128, Earnings per Share, basic earnings per common share is computed using net income divided by the weighted average number of shares of common stock outstanding for the periods presented. Diluted earnings per common share assumes that outstanding common shares were increased by shares issuable upon exercise of those stock warrants for which the market price exceeds the exercise price, less shares that could have been purchased by the Company with related proceeds.

Recently issued accounting pronouncements

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 has been adopted by the Company as of January 1, 2007, and the provisions of FIN 48 will be applied to all tax positions under SFAS No. 109 after initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The adoption of FIN 48 did not require an adjustment to the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS No. 157 relate to the definition of fair value, the methods used to measure fair value and the expanded disclosures about fair value measurement. SFAS No. 157 is effective for fiscal years after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial statements or footnote disclosures.

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for the Company beginning with the first quarter of 2008. The Company has not yet determined the impact of the adoption of SFAS No. 159 on its financial statements and footnote disclosures.

Note 3  Income taxes

Pursuant to the PRC tax laws and regulations and approvals from the relevant PRC tax authorities, the entities is entitled to a preferential income tax rate of 15%;

No deferred tax asset had been recognized due to immateriality. During the three and nine months ended September 30, 2007 the company recognized tax expense of $491,796 and $846,499. The Company had no temporary differences as of September 30, 2007.

Note 4  Amounts due from/(to) related parties

Amounts due from related parties comprises the following items:

		As of September 30,
Related Parties	Relationship	2007

Huashidai Information Technology Ltd.	Mr. Du is a common stockholder	$801,867

This amount represents the receivable balance for the contracts signed by Huashidai on behalf of the company.

Note 5  Amount due to a stockholder

Amount due to a stockholder, who is also a director, Mr. George Du, comprised loan of $266,042 with interest at 6.75 % per. annum and offset by an advance to Mr.Du of $62,068.

The loan is unsecured and repayable on demand. During nine months ended September 30, 2007 the company paid interest expense of $25,973.

Note 6  Stockholders’ Equity

On May 16, 2007, the company consummated a private placement of 3,395,000 units, Each Unit consists of one share of the Company’s common stock (the “Common Stock”) and 0.30 of a Warrant to purchase one share of the Common Stock (each a “Warrant” and collectively the “Warrants”) at an exercise price of $6.00 per share, subject to adjustment. The Common Shares and Warrants will be separately transferable, subject to compliance with the Securities Act. The total gross proceeds were $16,975,000, the offering costs were $1,903,970, resulting in net proceeds of $15,071,030. As part of the offering costs, the placement agent also received warrants to purchase 441,350 shares of the Company’s Common stock.

The Company issued warrants to purchase a total of 1,459,850 shares of common stock. The warrants have a four year term. As long as there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, the Company may redeem the Warrants on not less than 20 days' prior written notice, at a price of $0.01 per Warrant, if the following conditions are met: (i) the fair market value of our Common Stock exceeds 200% of the exercise price for the 20 consecutive trading day period ending five trading days prior to the date of the redemption notice and (ii) the Warrants are then exercisable.

The Warrants, at the option of the holder, may be exercised by cash payment of the exercise price or if the registration statement is not declared effective by the SEC within six months of the Offering closing date, by “cashless exercise”. A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchase upon exercise of the Warrants in cash, the holder will forfeit a number of shares underlying the Warrants with a “fair market value” equal to such aggregate exercise price. The Company will not receive any additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstance, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share, we will pay to the holder cash equal to such fraction multiplied by the then fair market value of one full share.
The Warrants will contain standard and customary weighted average anti-dilution protection.

Note 7  Segment information

Beginning February 1, 2007, with the acquisition of Jingwei Communication, the Company has there reportable segments based on the type of services provided, dataming services, consumer electronics sales and software and system services. Information for the there segments are disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Datamining Services	Consumer Electronic Sales	Software Services	Total
	Nine Months Ended September 30,2007	Nine Months Ended September 30,2007	Nine Months Ended September 30,2007	Nine Months Ended September 30,2007
Revenue	5,252,491	7,430,099	2,419,310	15,101,900
Segment Profit	2,680,692	668,709	1,075,791	4,425,192
Segment Assets	15,561,405	6,224,562	9,336,843	31,122,810
Expenditure for Segment Assets	2,646,767			2,646,767

	Datamining Services	Consumer Electronic Sales	Software Services	Total
	Three Months Ended September 30,2007	Three Months Ended September30,2007	Three Months Ended September30,2007	Three Months Ended September30,2007
Revenue	1,992,610	2,332,704	891,288	5,216,602
Segment Profit	699,068	209,943	383,254	1,292,265
Segment Assets	15,561,405	6,224,562	9,336,843	31,122,810
Expenditure for Segment Assets	2,646,767			2,646,767

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)
Note 8  Proforma statement

On February 8, 2007, the company registered a wholly owned subsidiary company Jingwei Hengtong in the PRC. On the same day, Jingwei Hengtong and Jingwei Communication entered into various contractual agreements, details of which are summarized as follows

Exclusive Technology Consulting Services Agreement. Pursuant to the exclusive technology consulting services agreement between Jingwei Hengtong and Jingwei Communication, Jingwei Hengtong has the exclusive right to provide to Jingwei Communication technology consulting services related to the design, development and implementation of computer software and the maintenance of networks, and provide access to Jingwei Hengtong’s team of personnel who have extensive experience in information technology services. Under the terms of this agreement, Jingwei Hengtong has agreed to pay all of the operating costs incurred by Jingwei Communication and Jingwei Communication shall pay bi-monthly service fees to Jingwei Hengtong consisting of all income from the business operations. This agreement is for a ten year term expiring on February 8, 2017, with an automatic one (1) year renewal. The agreement is subject to early termination in accordance with the terms therein.

Operating Agreement. Pursuant to the operating agreement among Jingwei Hengtong, Jingwei Communication and the shareholders of Jingwei Communication, Jingwei Hengtong agrees to guaranty Jingwei Communication’s performance of its obligations under contracts, agreements and transactions between Jingwei Communication and third party customers. In return for the guaranty, Jingwei Communication has pledged its accounts receivables and all of its assets to Jingwei Hengtong. The shareholders of Jingwei Communication have also agreed to appoint persons recommended by Jingwei Hengtong to serve on Jingwei Communication’s Board of Directors and to appoint Jingwei Hengtong’s managers as managers of Jingwei Communication. In addition, Jingwei Communication and its shareholders agree that without the prior consent of Jingwei Hengtong, Jingwei Communication will not engage in any transactions that could materially affect the assets, liabilities, obligations, rights or operations of Jingwei Communication, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, including intellectual property rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operations to any third party. This agreement is for a ten year term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Jingwei International Limited
Notes to Condensed Consolidated Financial Statements
(Stated in US Dollars)

Intellectual Property Assignment Agreement. Under the intellectual property assignment agreement, Jingwei Communication assigned to Jingwei Hengtong all of its interest and rights in certain intellectual property, including without limitation, certain trademarks, the ownership of Jingwei Communication’s consumer database, and a software copyright and license. Jingwei Hengtong paid RMB1,000 for the intellectual property transferred under this agreement. Jingwei Communication agreed to take all actions and pay all expenses in connection with registering the intellectual property in Jingwei Hengtong’s name.

Intellectual Property Agreement. Under the intellectual property agreement, Jingwei Hengtong granted Jingwei Communication a non-exclusive, non-assignable and non-transferable license to use certain intellectual property, including without limitation, certain trademarks, consumer data bases, and software copyright and license for use exclusively in the PRC. Jingwei Hengtong will retain the sole and exclusive rights in the intellectual property, including any improvement, upgrades and derived products, no matter whether such products are created by Jingwei Hengtong and Jingwei Communication. The annual license fee for all intellectual property is RMB1,000,000. Jingwei Hengtong has the right to waive payment, or adjust the amount of any license fees at any time, during the course of the agreement. This agreement is for a five year term expiring on February 8, 2012, subject to early termination in accordance with the terms therein.

Equity Pledge Agreement. Under this agreement between the shareholders of Jingwei Communication and Jingwei Hengtong, the shareholders of Jingwei Communication pledged all of their equity interests in Jingwei Communication to Jingwei Hengtong to guarantee their obligations under the amended and restated loan agreement and Jingwei Communication’s performance of its obligations under the technology consulting agreement. If Jingwei Communication or any of its shareholders breaches its respective contractual obligations under the amended and restated loan agreement or the technology consulting agreement, or upon the occurrence of one of the events regarded as an event of default under this agreement, Jingwei Hengtong, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The shareholders of Jingwei Communication agreed not to dispose of the pledged equity interests or take any actions that would prejudice Jingwei Hengtong’s interest, and to notify Jingwei Hengtong of any events or upon receipt of any notices which may affect the shareholders’ interest. The equity pledge agreement will expire two years after Jingwei Communication and its shareholders fully perform their respective obligations under the technology consulting agreement and the loan agreement.

Exclusive Option Agreement. Under the option agreement among Jingwei Hengtong, Jingwei Communication and the shareholders of Jingwei Communication, the shareholders of Jingwei Communication irrevocably granted Jingwei Hengtong or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of the equity interests in Jingwei Communication for the cost of the original purchase price paid for the equity interests; provided, however, if under applicable PRC laws and regulations an appraisal is required, then the purchase price shall be the minimum amount of consideration permitted by applicable PRC law. In addition, Jingwei Communication and its shareholders agree that without the prior consent of Jingwei Hengtong, Jingwei Communication will not take certain actions that may have a material adverse effect on the equity interests or the liabilities, rights or operations of Jingwei Communication. Jingwei Hengtong or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. This agreement is for a ten year term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Amended and Restated Loan Agreement. Under the loan agreement between Jingwei
Hengtong and the shareholders of Jingwei Communication, the shareholders confirmed that Jingwei Hengtong had made an RMB2,000,000 interest-free loan to the shareholders of Jingwei

Communication solely for the shareholders to fund the capitalization of Jingwei Communication.

The loan can only be repaid upon the transfer of the equity interests from the shareholders to Jingwei Hengtong and the use of the proceeds from such transfer to repay the loan. This agreement is for a ten year term expiring on February 8, 2017, subject to acceleration and extension in accordance with the terms therein.

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46: Consolidation of Variable Interest Entities, an interpretation of ARB 51 (“FIN 46”), which was superseded by a revised interpretation (“FIN 46R”). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, the Company has evaluated its relationships with Jingwei Communication and concluded that, Jingwei Communication is a “variable interest entity” for accounting purposes, and as a result of the contractual arrangements, which enable the Company to control Jingwei Communication, the Company is the primary beneficiary of Jingwei Communication. Accordingly, the Company adopted the provisions of FIN 46R and will consolidate Jingwei Communication.

Jingwei Communication was established on May 8, 2001 in PRC. It has registered capital of RMB5,000,000 and is principally engaged in Software development and Data mining services in PRC. Mr. Du is the controlling stockholder of the company who holds 90% of the company’s registered capital.

The following unaudited Pro Forma financial information presents the combined results of operation of the Company as if the variable interest entity relationship, the reverse merger and the group were in existence as of the beginning of fiscal years 2006 and 2007:

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$5,216,601	$4,033,822	$16,196,579	$10,035,338
Net income	1,292,265	1,273,650	5,186,803	3,424,227
Basic earning per share	0.08	0.07	0.35	0.25
Diluted earning per share	0.08	0.07	0.35	0.25

JINGWEI INTERNATIONAL INVESTMENTS LIMITED.
CONSOLIDATED FINANCIALS STATEMENTS AS OF DECEMBER 31, 2006
 AND FOR THE PERIOD FROM MAY 15, 2006 (DATE OF INCEPTION)
TO DECEMBER 31, 2006

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Jingwei International Investments Limited

We have audited the accompanying consolidated balance sheet of Jingwei international Investments Limited (the “Company”) and its subsidiary as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from May 15, 2006 to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2006, and the consolidated results of their operations and their cash flows for the period from May 15, 2006 to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
May 10, 2007

Jingwei International Investments Limited
Consolidated Statement of Operations
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

Revenues	$-
Administrative expenses	(2,317)
Net loss	$(2,317)
Net loss per share -- Basic and diluted	$(0.23)
Weighted average number of outstanding ordinary share	10,000

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited Consolidated Balance Sheet As of December 31, 2006 (Stated in US Dollars)

ASSETS Current asset Cash and cash equivalents	$409,419
TOTAL ASSETS	$409,419
LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES Current liability Loan from a stockholder - Note 3	$401,736
TOTAL LIABILITIES	401,736
COMMITMENTS STOCKHOLDERS’ EQUITY Ordinary shares: Par value of US$1 each 10,000 shares authorized; 10,000 shares issued and outstanding	10,000
Accumulated loss	(2,317)
TOTAL STOCKHOLDERS’ EQUITY	7,683
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$409,419

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Consolidated Statement of Cash Flows
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

Cash flows from operating activities
Net loss	$(2,317)
Net cash flows used in operating activities	(2,317)
Cash flows from financing activities
Issue of ordinary shares, net of expenses	10,000
Loan from a stockholder	401,736
Net cash flows provided by financing activities	411,736
Net increase in cash and cash equivalents and
cash and cash equivalents at end of period	409,419

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Consolidated Statement of Stockholders’ Equity
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

	Ordinary shares	Accumulated loss	Total
Issuance of ordinary shares	$10,000	$-	$10,000
Net loss	-	(2,317)	(2,317)
Balance, December 31, 2006	$10,000	$(2,317)	$7,683

See Notes to Consolidated Financial Statements

Jingwei International Investments Limited
Notes to Consolidated Financial Statements
Period from May 15, 2006 (date of inception) to December 31, 2006
(Stated in US Dollars)

1.	Corporate information and description of business

Jingwei International Investments Limited (the "Company") was established on May 15, 2006 in the British Virgins Islands. The Company has a wholly owned subsidiary, Jingwei International Investment (Hong Kong) Limited ("Jingwei HK"). The Company and its subsidiary are collectively termed as the Group hereinafter.

Mr. George Du ("Mr. Du") is the controlling stockholder of the Company who holds 71.5% of the Company's issued and outstanding ordinary shares. Other minority stockholders are Centurion Investments Limited, Sidford International Limited, Charmfield Limited, Guo Qiang, Meng Fu Ying and Sun Yan Yan who hold 7%, 4%, 3%, 3%, 7%, and 4.5% of the Company's issued and outstanding ordinary shares respectively.

The Company is principally engaged in investment holding and Jingwei HK has no operation since its inception.

Jingwei HK was incorporated on October 31, 2006 in the Hong Kong Special Administrative Region of the People's Republic of China.

2.	Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

Cash and cash equivalents

Cash equivalents are highly liquid investments and have maturities of three months or less at the date of purchase.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Stock-based compensation

During the reporting period, the Company did not make any stock-based compensation payments.

Fair value of financial instruments

The carrying values of the Company's financial instruments, including cash and cash equivalents and loan from a stockholder approximate their fair values due to the short-term maturity of such instruments.

It is management's opinion that the Company is not exposed to significant interest, price, credit or foreign currency risks arising from these financial instruments.

Basic and diluted earnings per share

The Company reports basic earnings per share in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share is computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares of the Company represents the number of ordinary shares outstanding during the reporting period.

Recently issued accounting pronouncements

In February 2006, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments: an amendment of FASB Statements No. 133 and 140". SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the entity has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its financial statements, as it currently has no financial instruments within the scope of SFAS No. 155.

In March 2006, the FASB released SFAS No. 156 "Accounting for Servicing of Financial Assets: an amendment of FASB Statement No. 140" to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006. The Company does not anticipate the adoption of SFAS No. 156 will have a material impact on its financial statements.

In July 2006, the FASB issued FIN 48 "Accounting for Uncertainty in Income Taxes". This interpretation requires that the entity recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurement". SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial statements.

The FASB released SFAS No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)" which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. The disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions with effective as of the end of the fiscal year ending after June 15, 2007. The Company does not anticipate the adoption of SFAS No. 158 will have a material impact on its financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company's financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate the adoption of SAB No. 108 will have a material impact on its financial statements.

3.	Loan from a stockholder

The loan is interest-free, unsecured and repayable on demand.

4.	Subsequent event

On February 8, 2007, Jingwei HK established a wholly owned foreign enterprise, Jingwei HengTong Technology (ShenZhen) Limited ("Jingwei HengTong"), in the PRC. On the same date, Jingwei HengTong, ShenZhen Jingwei Communication Co., Ltd. ("Jingwei Communication") and the stockholders of Jingwei Communication entered into various contractual agreements, details of which are summarized as follows.

Exclusive Technology Consulting Services Agreement

Pursuant to the Exclusive Technology Consulting Services Agreement entered into between Jingwei HengTong and Jingwei Communication, Jingwei HengTong has the exclusive right to provide to Jingwei Communication technology consulting services related to the design, development and implementation of computer software and the maintenance of networks, and provide access to Jingwei HengTong's team of personnel who have extensive experience in information technology services. Under the terms of this agreement, Jingwei HengTong agrees to pay all of the operating costs incurred by Jingwei Communication and Jingwei Communication shall pay bi-monthly service fees to Jingwei HengTong consisting of all income from the business operations. This agreement is for a ten-years term expiring on February 8, 2017, with an automatic one-year renewal. The agreement is subject to early termination in accordance with the terms therein.

Operating Agreement

Pursuant to the Operating Agreement entered into between Jingwei HengTong, Jingwei Communication and the stockholders of Jingwei Communication, Jingwei HengTong agrees to provide full guarantee for the performance of the contracts, agreements or transactions in connection with Jingwei Communication's operation between Jingwei Communication and any other third party. As the counter-guarantee, Jingwei Communication agrees to pledge the receivable account in its operation and all its assets to Jingwei HengTong. The stockholders of Jingwei Communication agree to appoint persons recommended by Jingwei HengTong to serve on Jingwei Communication's Board of Directors and to appoint Jingwei HengTong's senior managers as senior officers of Jingwei Communication. In addition, Jingwei Communication and its stockholders agree that without the prior consent of Jingwei HengTong, Jingwei Communication will not engage in any transactions that could materially affect its assets, liabilities, obligations, rights or operations, including but not limited to incurrence or assumption of any indebtedness, sale or purchase of any assets or rights including intellectual property rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party and transfer of any agreements relating to its business operations to any third party. This agreement is for a ten-years term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Intellectual Property Assignment Agreement

Under the Intellectual Property Assignment Agreement entered into between Jingwei Communication and Jingwei HengTong, Jingwei Communication assigned to Jingwei HengTong all of its interest and rights in certain intellectual property, including without limitation, certain trademarks, the ownership of Jingwei Communication's consumer database, and a software copyright and license. Jingwei HengTong paid RMB1,000 for the intellectual property transferred under this agreement. Jingwei Communication agreed to take all actions and pay all expenses in connection with registering the intellectual property in Jingwei HengTong's name.

Intellectual Property Agreement

Under the Intellectual Property Agreement entered into between Jingwei HengTong and Jingwei Communication, Jingwei HengTong granted Jingwei Communication a non-exclusive, non-assignable and non-transferable license to use certain intellectual property, including without limitation, certain trademarks, consumer data bases, and a software copyright and license for use exclusively in the PRC. Jingwei HengTong will retain the sole and exclusive rights in the intellectual property, including any improvement, upgrades and derived products, no matter whether such products are created by Jingwei HengTong and Jingwei Communication. The annual license fee for all intellectual property is RMB1,000,000. Jingwei HengTong has the right to waive payment, or adjust the amount of any license fees at any time, during the course of the agreement. This agreement is for a five-years term expiring on February 8, 2012, subject to early termination in accordance with the terms therein.

Equity Pledge Agreement

Under the Equity Pledge Agreement entered into between Jingwei HengTong and the stockholders of Jingwei Communication and Jingwei Communication, Jingwei HengTong made a loan in an amount of RMB2,000,000 to the stockholders of Jingwei Communication who pledge all of their equity interests in Jingwei Communication to Jingwei HengTong to guarantee their obligations under the Amended and Restated Loan Agreement (details of which are extracted in the following paragraph) and Jingwei Communication's performance of its obligations under the technology consulting agreement. If Jingwei Communication or any of its stockholders breaches his/her respective contractual obligations under the amended and restated loan agreement or the technology consulting agreement, or upon the occurrence of one of the events regarded as an event of default under this agreement, Jingwei HengTong, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. The stockholders of Jingwei Communication agreed not to dispose of the pledged equity interests or take any actions that would prejudice Jingwei HengTong's interest, and to notify Jingwei HengTong of any events or upon receipt of any notices which may affect the stockholders' interest. The equity pledge agreement will expire two years after Jingwei Communication and its stockholders fully perform their respective obligations under the technology consulting agreement and the loan agreement.

Exclusive Option Agreement

Under the exclusive option agreement among Jingwei HengTong, Jingwei Communication and the stockholders of Jingwei Communication, the stockholders of Jingwei Communication irrevocably granted Jingwei HengTong or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of the equity interests in Jingwei Communication for the cost of the original purchase price paid for the equity interests; provided, however, if under applicable PRC laws and regulations an appraisal is required, then the purchase price shall be the minimum amount of consideration permitted by applicable PRC law. In addition, Jingwei Communication and its stockholders agree that without the prior consent of Jingwei HengTong, Jingwei Communication will not take certain actions that may have a material adverse effect on the equity interests or the liabilities, rights or operations of Jingwei Communication. Jingwei HengTong or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. This agreement is for a ten-years term expiring on February 8, 2017, subject to early termination in accordance with the terms therein.

Amended and Restated Loan Agreement

Under the loan agreement between Jingwei HengTong and the stockholders of Jingwei Communication, the stockholders confirmed that Jingwei HengTong had made an RMB2,000,000 interest-free loan to the stockholders of Jingwei Communications solely for the stockholders to fund the capitalization of Jingwei Communication. The loan can only be repaid upon the transfer of the equity interests from the stockholders to Jingwei HengTong and the use of the proceeds from such transfer to repay the loan. This agreement is for a ten-years term expiring on February 8, 2017, subject to acceleration and extension in accordance with the terms therein.

On January 17, 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an interpretation of ARB 51", which was superseded by a revised interpretation ("FIN 46R"). These interpretations address financial reporting for entities over which control is achieved through a means other than voting rights. According to the requirements of FIN 46R, the Company evaluated the relationship between Jingwei HK and Jingwei Communication and has concluded that Jingwei Communication is a variable interest entity for accounting purposes as a result of the aforementioned contractual arrangements. The Company, through Jingwei HK, is the primary beneficiary of Jingwei Communication. Accordingly, the Company will adopt the provisions of FIN 46R and consolidate Jingwei Communication during the fiscal year beginning on January 1, 2007.

Jingwei Communication was established on May 8, 2001 in the PRC and is principally engaged in software development and data mining services in the PRC. Mr. Du is the controlling stockholder of the company who holds 90% of the company's registered capital.

The following unaudited pro forma financial information presents the combined results of operation of the Company with the operations of Jingwei Communication as if the variable interest entity relationship, the Company and Jingwei HK were in existence as of the beginning of fiscal years 2006 and 2005.

	Year ended December 31, (Unaudited)
	2006	2005
Revenue	$13,640,833	$8,937,304
Net income	$3,797,588	$2,161,311
Net income per share: basic and diluted	$379.76	$216.13

SHENZHEN JINGWEI COMMUNICATION CO., LTD.
CONSOLIDATED FINANCIALS STATEMENTS AS OF,
AND FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Shenzhen Jing Wei Communication Co., Ltd.

We have audited the accompanying consolidated balance sheets of Shenzhen Jing Wei Communication Co., Ltd (the “Company”) and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ PKF

PKF
Certified Public Accountants
Hong Kong, China
April 17, 2007

Shenzhen Jing Wei Communication Co., Ltd.
Consolidated Statements of Operations
(Stated in US Dollars )

	Year ended December 31,
	2006	2005
Revenue - Note 2	$13,640,833	$8,937,304
Cost of revenue	(8,115,977)	(5,165,846)
Gross profit	5,524,856	3,771,458
Expenses
Administrative expenses	638,059	525,191
Depreciation	40,991	55,145
Other operating expenses	244,459	47,994
Provision for doubtful debts	233,635	33,111
Provision for obsolete inventories	-	1,892
Research and development costs	171,459	50,833
Selling expenses	451,219	935,182
	1,779,822	1,649,348
Income before the following items and taxes	3,745,034	2,122,110
Interest income	2,621	7,384
Subsidy income	44,149	76,189
Other income	164,487	18,336
Finance costs - Note 3	(832)	(2,481)
Income before income taxes	3,955,459	2,221,538
Income taxes - Note 4	(155,554)	(60,227)
Net income	$3,799,905	$2,161,311

See Notes to Consolidated Financial Statements

Shenzhen Jing Wei Communication Co., Ltd.
Consolidated Balance Sheet
(Stated in US Dollars)

	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$703,610	$703,918
Trade receivables (net of allowance of doubtful accounts of $129,883 in 2006 and $28,697 in 2005) — Note 5	6,724,362	3,531,987
Amounts due from related parties - Note 7	467,000	858,013
Other receivables (net of allowance of doubtful accounts of $163,537 in 2006 and $24,436 in 2005), prepayments and deposits - Note 6	3,023,507	1,548,280
Inventories - Note 8	294,053	18,489
Total current assets	11,212,532	6,660,687
Property and equipment, net - Note 9	156,154	184,480
TOTAL ASSETS	$11,368,686	$6,845,167
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities
Trade payables	$1,596,384	$980,530
Other payables and accrued expenses, Note 10	1,212,906	1,687,902
Amounts due to related parties - Note 7	1,827,599	1,755,470
Income tax payable	158,824	61,196
Loan from a stockholder - Note 11	366,856	107,501
Total current liabilities	5,162,569	4,592,599
TOTAL LIABILITIES	5,162,569	4,592,599
COMMITMENTS - Note 12
STOCKHOLDERS' EQUITY
Registered and paid-up capital : RMB5,000,000	603,996	603,996
Statutory and other reserves - Note 13	1,071,347	493,068
Accumulated other comprehensive income - Note 14	189,212	35,568
Retained earnings	4,341,562	1,119,936
TOTAL STOCKHOLDERS' EQUITY	6,206,117	2,252,568
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,368,686	$6,845,167

See Notes to Consolidated Financial Statements

Shenzhen Jing Wei Communication Co., Ltd.
Consolidated Statements of Cash Flows
(Stated in US Dollars)

	Year ended December 31,
	2006	2005
Cash flows from operating activities
Net income	$3,799,905	$2,161,311
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	40,991	55,145
Loss on disposal of property and equipment	-	110
Provision for doubtful accounts	233,635	33,111
Provision for obsolete inventories	-	1,892
Bad debts written off	145,744	-
Changes in operating assets and liabilities:
Trade receivables	(3,111,573)	(2,049,856)
Amounts due from related parties	410,467	(844,427)
Other receivables, prepayments and deposits	(1,676,402)	566,827
Inventories	(269,295)	128,979
Trade payables	571,734	368,745
Other payables and accrued expenses	(519,329)	(212,671)
Amounts due to related parties	14,364	(92,779)
Income tax payable	93,655	30,048
Net cash flows (used in) provided by operating activities	(266,104)	146,435
Cash flows from investing activities
Acquisition of property and equipment	(7,333)	(64,527)
Net cash flows used in investing activities	(7,333)	(64,527)
Cash flows from financing activities
Loan from a stockholder	250,567	-
Repayment of bank loans	-	(219,424)
Net cash flows provided by (used in) financing activities	250,567	(219,424)
Effect of foreign currency translation on cash and cash equivalents	22,562	19,483
Net decrease in cash and cash equivalents	(308)	(118,033)
Cash and cash equivalents - beginning of year	703,918	821,951,
Cash and cash equivalents - end of year	$703,610	$703,918

See Notes to Consolidated Financial Statements

Shenzhen Jing Wei Communication Co., Ltd
Consolidated Statements of Stockholders' Equity
(Stated in US Dollars)

	Registered and paid-up capital	Statutory and other reserves (Note 13)	Accumulated other comprehensive (loss) income (Note 14)	(Accumulated deficit)/ retained earnings	Total
Balance, January 1, 2005	$603,996	$77,884	$(656)	$(626,191)	$55,033
Comprehensive income
Net income	-	-	-	2,161,311	2,161,311
Foreign currency translation adjustments	-	-	36,224	-	36,224
Total comprehensive income					2,197,535
Appropriation to reserves	-	415,184	-	(415,184)	-
Balance, December 31, 2005	603,996	493,068	35,568	1,119,936	2,252,568
Comprehensive income
Net income	-	-	-	3,799,905	3,799,905
Foreign currency translation adjustments	-	-	153,644	-	153,644
Total comprehensive income					3,953,549
Appropriation to reserves	-	578,279	-	(578,279)	-
Balance, December 31, 2006	$603,996	$1,071,347	$189,212	$4,341,562	$6,206,117

See Notes to Consolidated Financial Statements

Shenzhen Jing Wei Communication Co., Ltd.
Notes to Consolidated Financial Statements
(Stated in US Dollars)

1.	Corporate information and description of business

Shenzhen Jing Wei Communication Co., Ltd (the “Company”) was established on May 8, 2001 in the People’s Republic of China (the “PRC”). It currently has a registered capital of Renminbi (“RMB”) 5,000,000 (which are not divided into shares) and two wholly owned subsidiaries, Shenzhen New Yulong Information Technology Co. Ltd. (“Information Technology”) and New Yulong Software Technology Development Co. Ltd. (“Software Technology”). The Company and its subsidiaries are collectively termed as the Group hereinafter.

The Company is principally engaged in the provision of data mining services in the PRC. Mr. George Du (“Mr. Du”) is the controlling stockholder of the Company who holds 90% of the Company’s registered capital.

Information Technology was established on April 9, 1999 in the PRC with registered capital of RMB1,000,000 (which are not divided into shares) and is engaged in the provision of software and system services to telecom operators and, provision of data mining services in the PRC. For the period from its date of inception to January 4, 2006, the registered capital of Information Technology increased from RMB1,000,000 to RMB16,000,000 by three capital increments. Mr. Du remained as the controlling stockholder throughout the period. On January 5, 2006, the registered capital of Information Technology increased to RMB20,000,000 as a result of the Company’s capital injection of RMB4,000,000.

To rationalize the stockholding structure, Mr. Du transferred his equity interest of RMB1,800,000 and RMB14,200,000 in Information Technology to the Company at consideration of same amount on March 18, 2002 and April 13, 2006 respectively. Information Technology became the wholly owned subsidiary of the Company after the second transfer. Mr. Du exercises his control in Information Technology through the Company.

Software Technology was established on June 14, 2005 in the PRC with registered capital of RMB1,000,000 (which are not divided into shares) which was further increased to RMB1,060,000 on June 23, 2006. The Company is the sole beneficial owner of Software Technology. Software Technology is engaged in the provision of software and system services to telecom operators in the PRC.

2.	Summary of significant accounting policies

Basis of presentation and consolidation

The controlling stockholder (i.e. Mr. Du) and the management of Information Technology are the same from its date of inception to December 31, 2006. Accordingly, accounting for recapitalization is adopted for consolidating Information Technology in the accompanying financial statements and as if Information Technology is the Company’s subsidiary from its date of inception.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes, provision for warranty and the estimation on useful lives of property, plant and equipment. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade and other receivables. As of December 31, 2006 and 2005, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, which management believes are of high credit quality. With respect to trade and other receivables, the Company extends credit based on an evaluation of the customer’s and other debtor’s financial condition. The Company generally does not require collateral for trade and other receivables and maintains an allowance for doubtful accounts of trade and other receivables.

2.	Summary of significant accounting policies (Cont’d)

During the reporting periods, customers represented 10% or more of the Company’s consolidated revenue are:

	Year ended December 31,
	2006	2005
Hong Kong Funding Tech Limited	$2,700,551	$—
Zhao Heng Holdings Limited	—	1,055,710
Henan Mobile Communication Co. Limited	3,100,576	730,945
Beijing Jinshi Net Information Technology Co. Ltd.	2,019,760	—
China Unicom Limited	1,701,219	3,650,394
Shenzhen Sandao Digital Company Limited	—	975,218
GuangDong Feng Da Hi-Tech Company Limited	1,860,462	—
ZhaoHeng Group Limited	—	1,119,300

	$11,382,568	$7,531,567

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months. As of December 31, 2006 and 2005, almost all the cash and cash equivalents were denominated in Renminbi (“RMB”) and were placed with banks in the PRC. They are not freely convertible into foreign currencies and the remittance of these funds out of the PRC is subject to exchange control restrictions imposed by the PRC government. The remaining insignificant balance of cash and cash equivalents were denominated in Hong Kong dollars.

Allowance of doubtful accounts

The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectibility of trade and other receivables. A considerable amount of judgment is required in assessing the amount of the allowance and the Company considers the historical level of credit losses and applies percentages to aged receivable categories. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers is to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

2.	Summary of significant accounting policies (Cont’d)

Based on the above assessment, during the reporting years, the management establishes the general provisioning policy to make allowance equivalent to the aging of trade and other receivables as follows:

Trade and other receivables due:	% of general provision

Within one year	0.3
After one year but within two years	5
After two years but within three years	20
Over three years	100

Additional specific provision is made against trade and other receivables aged less than three years to the extent which they are considered to be doubtful.

Bad debts are written off when identified. The Company extends unsecured credit to customers ranging from four to seven months in the normal course of business. The Company does not accrue interest on trade accounts receivable.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on a straight-line basis over the assets' estimated useful lives. The principal depreciation rates are as follows:

	Annual rate	Residual value

Motor vehicles	10%	10%
Office equipment and computers	20%	10%

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Company has not identified any indicators that would require testing for impairment.

2.	Summary of significant accounting policies (Cont’d)

Revenue recognition

Revenue from software and system services is recognized when: a) a contract has been signed by the customers and the Company, b) the Company has delivered software and system services to the customers as defined by the customers receiving the work product, c) the project milestone delivered is assigned a fixed price, and d) the customer acceptance of the project is reasonably assured.

Revenue from data mining services is recognized when the services are rendered.

Government subsidies that compensate the Company for general expenses incurred and research and development activities are recognized as income at the time when the approval documents are obtained from the relevant government authorities and when they are received.

Advertising, transportation, research and development expenses

Advertising, transportation and research and development expenses are charged to expense as incurred.

Advertising expenses amounting to $Nil and $838 for the years ended December 31, 2006 and 2005 respectively are included in selling expenses.

Transportation expenses amounting to $23,079 and $19,830 for the years ended December 31, 2006 and 2005 respectively are included in selling expenses.

Research and development expenditure amounting to $171,459 and $50,833 for the years ended December 31, 2006 and 2005 respectively.

Income taxes

The Company uses the asset and liability method of accounting for income taxes pursuant to SFAS No. 109 “Accounting for Income Taxes”. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

2.	Summary of significant accounting policies (Cont’d)

Off-balance sheet arrangements

The Company does not have any off-balance sheet arrangements.

Comprehensive income

The Company has adopted SFAS 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Components of comprehensive income (loss) include net income and foreign currency translation adjustments.

Foreign currency translation

The functional currency of the Company is RMB which is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign currency translation adjustment of other comprehensive income, a component of stockholders’ equity. The exchange rates in effect at December 31, 2006 and 2005 were RMB1 for $0.1279 and $0.1239 respectively. There is no significant fluctuation in exchange rate for the conversion of RMB to US dollars after the balance sheet date.

Stock-based compensation

During the reporting periods, the Company did not make any stock-based compensation payments.

2.	Summary of significant accounting policies (Cont’d)

Fair value of financial instruments

The carrying values of the Company’s financial instruments, including cash and cash equivalents, trade receivables, amounts due from related parties, other receivables, prepayments and deposits, trade and other payables, amounts due to related parties and loan from a stockholder approximate their fair values due to the short-term maturity of such instruments.

It is management’s opinion that the Company is not exposed to significant interest, price or credit risks arising from these financial instruments.

In respect of foreign currency risk, the Company is not exposed to this risk as majority of its trading transactions are denominated in its functional currency.

Earnings per share

Earnings per share is not presented as the Company’s registered capital are not divided into shares.

Recently issued accounting pronouncements

In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, “Inventory costs - an amendment of ARB No. 43, Chapter 4”. SFAS 151 amends ARB 43, Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment”, which revises SFAS No. 123, “Accounting for Stock Based Compensation”, and superseded APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirement using either a “modified prospective” method, or a “modified retrospective” method.

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (Cont’d)

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes,” as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is ‘other-than-temporary’, and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is ‘other-than-temporary’ for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If ‘other-than-temporary’, an impairment loss shall be recognized in earnings equal to the difference between the investment’s cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005.

The adoption of these standards does not have a material impact on the Company’s consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year.

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

The FASB released SFAS No. 156 “Accounting for Servicing of Financial Assets” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for Snap-on as of December 31, 2006, the beginning of the Company’s 2007 fiscal year.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively.

2.	Summary of significant accounting policies (Cont’d)

Recently issued accounting pronouncements (cont’d)

The FASB released SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. The disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions with effective as of the end of the fiscal year ending after June 15, 2007.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

The Group does not anticipate the adoption of these standards will have a material impact on its consolidated financial statements.

3.	Finance costs

	Year ended December 31,
	2006	2005

Interest expenses	$—	$1,531
Bank charges and net exchange loss	832	950

	$832	$2,481

4.	Income taxes

Pursuant to the PRC tax laws and regulations and approvals from the relevant PRC tax authorities, the entities within the Group enjoy the following tax benefits and exemption of the PRC Enterprise Income Tax (“EIT”):

•	The Company is entitled to a preferential income tax rate of 15%;

•
Information Technology was entitled to a preferential income tax rate of 15% and 7.5% for the years ended December 31, 2005 and 2006 respectively. As it was recognized as a technically advanced and hi-tech enterprise in 2006, the effective tax rate reduced further to 7.5%; and

•	Software Technology is fully exempted from EIT as it is recognized as a technically advanced and hi-tech enterprise.

The provision for income taxes for the year ended December 31, 2005 represented the EIT paid/payable by Information Technology. The Company had no assessable profit for that year. The provision for the year ended December 31, 2006 represented the aggregate EIT paid/payable by the Company and Information Technology.

The effective income tax expenses differ respectively from the preferential PRC EIT rate of 15% for the years ended 31 December 2006 and 2005 as follows:

	Year ended December 31,
	2006	2005

Provision for income taxes at EIT rate of 15%	$593,320	$333,231
Non-taxable items for tax	(24,188)	—
Non-deductible items for tax	—	6,278
Entitlement to tax exemption	(405,329)	(269,341)
Utilization of tax losses previously not recognized	(8,249)	(9,941)

Income tax expense	$155,554	$60,227

As of December 31, 2005, the Company had unused tax losses of approximately $55,000. No deferred tax asset had been recognized due to immateriality. The Company had no temporary differences as of December 31, 2006.

5.	Trade receivables

	As of December 31,
	2006	2005
Trade receivables	$6,854,245	$3,560,684
Allowance of doubtful accounts	(129,883)	(28,697)

	$6,724,362	$3,531,987

Up to March 14, 2007, the Company received settlement of $2,308,700 from its customers.

6.	Other receivables, prepayments and deposits

	As of December 31,
	2006	2005

Rental, utilities and other deposits	$22,555	$4,934
Advances to unrelated parties	2,711,735	340,148
Advances to staff	-	189,741
Prepayments and deposits	452,210	1,035,274
Others	544	2,619

	3,187,044	1,572,716
Allowance of doubtful accounts	(163,537)	(24,436)

	$3,023,507	$1,548,280

The advances to unrelated parties are interest-free, unsecured and repayable on demand.

7.	Amounts due from/(to) related parties

Amounts due from/(to) related parties comprise the following items:

		As of December 31,
Related parties	Relationship	2006	2005
HuaShiDai Information Tech, Co. Ltd	Mr. Du is a common stockholder	$466,965	$858,013
Jinwei HengTong Technology (Shenzen) Co. Ltd.	Mr. Du is a common stockholder	35

		$467,000	$858,013

Ms. Yin Ailing	Stockholder of the Company	$—	$(38,398)
Mr. George Du	Stockholder of the Company	(1,827,599)	(1,717,072)

		$(1,827,599)	$(1,755,470)

The amounts are interest-free, unsecured and repayable on demand.

8.	Inventories

	As of December 31,
	2006	2005
Raw materials	$299,573	$23,835
Allowance for obsolete inventories	(5,520)	(5,346)

	$294,053	18,489

Allowance for obsolete inventories of $Nil and $1,892 were charged to operations in the years ended December 31, 2006 and 2005 respectively.

9.	Property and equipment

	As of December 31,
	2006	2005
Office equipment and computers	$174,342	$161,566
Motor vehicles	194,406	188,244

	368,748	349,810
Accumulated depreciation	(212,594)	(165,330)

Property and equipment, net	$156,154	$184,480

Depreciation for the years ended December 31, 2006 and 2005 was $40,991 and $55,145 respectively.

During the year ended December 31, 2005, property and equipment with carrying amounts of $110 were written off resulting in loss on disposal of property and equipment of the same amount. There was no disposal in the year ended December 31, 2006.

10.	Other payables and accrued expenses

	As of December 31,
	2006	2005
Advances from unrelated parties - Note 10a	$69,201	$300,281
Accrued expenses	318,136	97,785
Salaries and bonus payable	186,795	188,042
Receipt in advance	272,782	802,563
Staff welfare payable - Note 10b	365,992	299,231

	$1,212,906	$1,687,902

Notes:

a.	The advances are interest-free, unsecured and repayable on demand.

b.
Staff welfare payable represents accrued staff medical, industry injury claims, labor and unemployment insurances, all of which are third parties insurance. The insurance premiums are based on certain percentage of salaries and the obligations of the Company are limited to those premiums contributed by the Company.

11.	Loan from a stockholder

The loan is interest-free, unsecured and repayable on demand.

12.	Commitments

Operating lease arrangement

As of December 31, 2006 and 2005, the Group had two non-cancelable operating leases for its warehouses. The leases as of December 31, 2005 expired in 2006 and the leases as of December 31, 2006 will expire in 2008. The expected payments are as follows:

	As of December 31,
	2006	2005
In the year ended/ending December 31:
2006	$—	$75,744
2007	105,777	—
2008	65,982	—

	$171,759	$75,744

12.	Commitments (Con’t)

Rental expenses under operating leases were $90,930 and $123,460 for the year ended December 31, 2006 and 2005 respectively.

13.	Statutory and other reserves

The statutory and other reserves comprised statutory surplus reserve and statutory public welfare fund of the Company’s subsidiaries:

	As of December 31,
	2006	2005
Statutory surplus reserve	$714,231	$328,712
Statutory public welfare fund	357,116	164,356

	$1,071,347	$493,068

a)	Statutory surplus reserve

In accordance with the relevant laws and regulations of the PRC and the articles of association of Information Technology and Software Technology, these subsidiaries are required to appropriate 10% of their net income reported in the PRC statutory accounts, after offsetting any prior years’ losses, to the statutory surplus reserve. When the balance of such reserve reaches 50% of the respective registered capital of the subsidiaries, any further appropriation is optional.

13.	Statutory and other reserves (Cont’d)

The statutory surplus reserve can be used to offset prior years’ losses, if any, and may be converted into registered capital, provided that the remaining balance of the reserve after such conversion is not less than 25% of registered capital. The statutory surplus reserve is non-distributable.

b)	Statutory public welfare fund

In accordance with the articles of association of Information Technology and Software Technology, 5% to 10% of their net income reported in the PRC statutory accounts is to be appropriated to statutory public welfare fund. The statutory public welfare fund can only be utilized on items for the collective benefits of the subsidiaries’ employees. This fund is non-distributable other than in liquidation.

c)	Discretionary surplus reserve

In accordance with the articles of association of Information Technology and Software Technology, the appropriation of net income reported in the PRC statutory accounts to the discretionary surplus reserve and its utilization are subject to the stockholders’ approval at their general meeting. Neither of the Company’s subsidiaries had appropriated their earnings to discretionary surplus reserve from their respective dates of inception to December 31, 2006.

No appropriations have been by the Company as it had accumulated deficit as at December 31, 2006 and 2005 respectively.

14.	Accumulated other comprehensive income

The accumulated other comprehensive (loss) income consists of foreign currency translation adjustments only.

15.	Defined contribution plan

The Company has a defined contribution plan for all its qualified employees in the PRC. The Company and its employees are each required to make contributions to the plan at the rates specified in the plan. The only obligation of the Company with respect to retirement scheme is to make the required contributions under the plan. No forfeited contribution is available to reduce the contribution payable in the future years. The defined contribution plan contributions were charged to the consolidated statements of operations. The Company contributed $27,557 and $13,992 for the years ended December 31, 2006 and 2005 respectively.

16.	Related party transactions

Apart from the transactions and information as disclosed elsewhere in the financial statements, the Group had no other material transactions with its related parties for the year ended December 31, 2006 and 2005.

17.	Supplemental cash flow information

	Year ended December 31,
	2006	2005
Interest paid	$—	$1,531
Income taxes paid	$61,898	$30,179

18.	Segment information

The Company has two reportable segments based on the type of services provided: data mining services and, provision of software and system services to telecom operators in the PRC. Information for the two segments is disclosed under FAS 131, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Data mining services		Software and system services		Total
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2006	2005	2006	2005	2006	2005
Revenue from external
customers	$4,883,265	$1,789,701	$8,757,568	$7,147,603	$13,640,833	$8,937,304
Interest income	1,142	2,297	1,479	5,087	2,621	7,384
Interest expenses	—	446	—	1,085	—	1,531
Depreciation	24,194	16,901	16,797	38,244	40,991	55,145
Segment profit	1,344,363	170,972	2,611,096	2,050,566	3,955,459	2,221,538
Segment assets	3,294,970	1,359,862	8,073,716	5,485,305	11,368,686	6,845,167
Expenditure for segment
assets	$4,235	$19,450	$3,098	$45,077	$7,333	$64,527

All of the Company’s long-lived assets are located in the PRC. Geographic information about the revenues, which are classified based on location of the customers, is set out as follows:

	As of December 31,
	2006	2005
The PRC	$13,498,481	$5,891,753
Hong Kong	142,352	3,045,551

Total	$13,640,833	$8,937,304

19.	Subsequent event

On February 8, 2007, the Company and Jing Wei Heng Tong Technology (Shenzen) Co., Ltd (“Jing Wei Heng Tong”), a company registered in the PRC as a wholly owned foreign entity, entered into various agreements. Upon the execution of these agreements, the Company was treated as a variable interest equity of Jing Wei Heng Tong which has became the primary beneficiary of the Company.

The agreements stipulate that Jing Wei Heng Tong will transfer funds of RMB2,000,000 to the Company as capital contribution from the existing Company’s stockholders. The stockholders will owe Jing Wei Heng Tong RMB2,000,000 while the RMB2,000,000 funds transferred to the Company will be recorded as an interest-free loan in its books. The stockholders can only repay the loan by transferring their equity interests in the Company to Jing Wei Heng Tong. The contracts also include an operating agreement and intellectual property agreement, under which Jing Wei Hong Tong will provide technical and other services to the Company in exchange for substantially all the net income of the Company.

Jing Wei Heng Tong is wholly owned by Jing Wei International Investment (HK) Ltd, whose parent company is Jing Wei International Investments Limited, a British Virgin Islands limited liability company (“Jing Wei International”).

The founder of the company, Mr. Du is also a majority stockholder of Jing Wei International.

SHENZEN JINGWEI COMMUNICATION CO., LTD.
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE ONE MONTH ENDED JANUARY 31, 2007
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet	F-58

Consolidated Statement of Operations	F-59

Consolidated Statements of Cash Flows	F-60

Notes to Consolidated Financial Statements	F-61

Shenzhen Jing Wei Communication Co., Ltd. And Subsidiaries
Consolidated Balance Sheet

January 31,
2007
(Unaudited)
ASSETS
Current assets
Cash and equivalents	$528,492
Inventories	295,242
Trade receivables (net of allowance of doubtful accounts of $130,408)	5,372,427
Other receivables, prepayments and deposits (net of allowance of doubtful accounts of $805,734)	3,909,443
Total Current Assets	10,105,604

Non-current assets
Property, plant and equipment - Net	153,568

Total Assets	$10,259,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables	444,202
Accruals and other payables	998,579
Amount due to a related company	1,113,584
Tax payable	357,114
Loan from a stockholder	368,341
Total Liabilities	3,281,820

Stockholders' Equity
Registered Capital	603,996
Statutory and other reserves	1,071,347
Accumulated other comprehensive income	198,837
Retained Earning (accumulated deficit)	5,103,172
Total Stockholders' Equity	6,977,352

Total Liabilities and Stockholders' Equity	$10,259,172

See accompanying notes to the consolidated financial statements.

Shenzhen Jing Wei Communication Co., Ltd. And Subsidiaries
Consolidated Statement of Operations
For One Month Ended January 31, 2007

One Month Ended
January 31, 2007
(unaudited)

Sales	$1,094,678
Cost of sales	(300,100)
Gross profit	794,578

Expenses
General and administrative expenses	(140,965)
Research and development costs	(6,396)
Total Expenses	(147,361)

Income from operation	647,217

Other income (expenses)
Other income	97,487
Subsidy income	25,635
Finance costs	(8,729)
Total other income	114,393

Income taxes	-

Net income (loss)	$761,610

See accompanying notes to the consolidated financial statements.

Shenzhen Jing Wei Communication Co., Ltd. And Subsidiaries
Consolidated Statement of Cash Flows
For One Month Ended January 31, 2007
One Month Ended
January 31, 2007
(unaudited)
Cash flows from operating activities
Net income	$761,610
Adjustments to reconcile net income to net
cash (used in) provided by operating activitiesæ
Depreciation	3,097

Changes in operating assets and liabilities
Trade receivables	1,351,935
Other receivables, prepayments and deposits	(885,936)
Amounts due from related parties	467,000
Inventories	(1,189)
Trade payables	(1,152,182)
Other payables and accrued expenses	(214,327)
Amounts due to related parties	(714,015)
Income tax payable	198,290

Net cash flows used in operating activities	(185,717)

Cash flows from investing activities
Acquisition of property and equipment	(511)

Net cash flows used in investing activities	(511)

Cash flows from financing activities
Repayment of stockholder loans	1,485

Net cash flows provided by financing activities	1,485

Effect of foreign currency translation on cash
and cash equivalents	9,625

Net increase (decrease) in cash and equivalents	(175,118)

Cash and cash equivalents-beginning of period	703,610

Cash and cash equivalents-end of period	$528,492

See accompanying notes to the consolidated financial statements.

Shenzhen Jingwei Communication Co., Ltd.
Notes to Condensed Consolidated Financial Statements
For one month ended January 31, 2007

Note 1  Summary of significant accounting policies

Financial Statements

The accompanying unaudited financials statements have been prepared by Shenzhen Jingwei Communication Co., Ltd. (“Jingwei Communications”). These statements include all adjustments which management believes necessary for a fair presentation of the statements and have been prepared on a consistent basis using the accounting polices described in the Summary of Significant Accounting Polices included in the Jingwei Communications 2006 Audited Financial Statements. Certain financial information and footnote disclosures normally indicated in financial statements prepared in accordance with accounting principals generally accepted in the United States have been condensed or omitted pursuant to those rules and regulations, although the Company firmly believes that the accompanying disclosures are adequate to make the information presented not misleading. The Notes to Financial Statements included in the Jingwei Communications 2006 Audited Financial Statements should be read in conjunction with the accompanying interim financial statements. The interim operating results for the one month ended January 31, 2007 may not be indicative of operating results expected for the full year.

The consolidated financial statements include the accounts of Jingwei Communications and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers, directors and employees are indemnified as provided by our articles of incorporation, bylaws and Nevada law. Please refer to ‘‘Disclosure of Commission Position on Indemnification for Securities Act Liabilities’’ for a description of such indemnification provisions.

Our articles of incorporation limit the liability of our directors and officers under certain circumstances. Article 12 of our articles of incorporation provides that no director or officer of the company will be liable to the company or to the stockholders for damages for any breach of fiduciary duty; provided, however, that a director or officer will be liable for damages which result from any of the following: acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of any improper dividend or distribution.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether  indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, both of which are likely to materially reduce the market and price for our shares.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,044
Printing Expenses *	5,000
Legal Fees and Expenses *	100,000
Accounting Fees and Expenses *	30,000
Total	$136,044

* Estimated

RECENT SALES OF UNREGISTERED SECURITIES

The following represent sales of unregistered securities of Jingwei International Limited (the “Company”) in the last three years which have not previously been publicly disclosed:

On May 16, 2007, Neoview entered into a Share Exchange Agreement (the “Exchange Agreement”) with Jingwei International Investments Limited, a company organized under the laws of the British Virgin Islands (“Jingwei BVI”), the shareholders of Jingwei (the “Shareholders”), who together own shares constituting 100% of the issued and outstanding ordinary shares of Jingwei BVI (the “Jingwei Shares”), and Synergy Business Consulting, LLC, a principal shareholder of Neoview. Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to us all of the Jingwei Shares in exchange for the issuance of 11,554,000 shares (the “Shares”) of our common stock (the “Share Exchange”). As a result of the Share Exchange, Jingwei BVI became our wholly-owned subsidiary and the Shareholders acquired approximately 86.4% of our issued and outstanding stock.

In connection with the Share Exchange, each of our officers, directors, director nominees and the principal stockholders of Jingwei BVI prior to the Share Exchange, have entered into a lock up agreement, prohibiting (a) the sale, disposition or transfer of any shares of our common stock, or any securities exercisable for, or convertible or exchangeable into shares of our common stock, or (b) the entry into any swap or any other agreement or transaction that transfers the economic consequence of ownership of the shares of our common stock, or any securities exercisable for, or convertible or exchangeable into shares of our common stock, commencing on May 16, 2007, and ending on the 360th day following the date this Registration Statement is declared effective.

Concurrent with the Share Exchange, we entered into a securities purchase agreement with a number of accredited investors for the sale of an aggregate of 3,395,000 units, consisting of one share of our common stock and 0.30 of a warrant to purchase one share of the common stock at an exercise price of $6.00 per share (the “Warrants”), for aggregate gross proceeds equal to $16,975,000 (the “Offering”).  We also entered into an escrow agreement with CRT Capital Group, LLC, a representative of the Investors (“CRT”), Continental Stock Transfer & Trust Company (the “Escrow Agent”) and certain of the Shareholders (the “Escrow Agreement”), in which 2,000,000 of the Shares (the “Escrow Shares”) were delivered to the Escrow Agent. The Escrow Shares are being held as security for the achievement of $6,827,000 in net income for the year ended December 31, 2007(the “Net Income Threshold”). If we achieve the Net Income Threshold, the Escrow Shares will be released back to such Shareholders. If the Net Income Threshold is not achieved, an aggregate number of Escrow Shares (such number to be determined by a formula included in the Escrow Agreement) will be distributed pro-rata to the Investors, based on the actual net income for the year ended December 31, 2007.

CRT acted as placement agent in the Offering and received $1,118,250 in cash (equal to seven percent (7.0%) of the aggregate gross proceeds of the Offering) and warrants to purchase 441,350 shares of common stock (representing ten percent (10.0%) of the total number of shares sold to Investors in the Offering (including the Warrant Shares for which all Warrants issued to all Investors in the Offering are exercisable) with an exercise price of $6.00 per share.

The issuance of the Shares and the Warrants were exempt from registration pursuant to either Section 4(2) of, or Regulation D or Regulation S promulgated under, the Securities Act of 1933, as amended. Jingwei obtained certification from each investor appropriate for the exemption relied upon or the safe harbor provided by Regulation S, as appropriate. In addition, the placement agent in the Offering provided representations and warranties regarding the manner of the placement upon which Jingwei relied in making such determination.

EXHIBITS

Exhibit No.	Description
2.1	Share Exchange Agreement dated as of May 16, 2007 (1)
2.2	Agreement and Plan of Merger dated May 17, 2007 (1)
3.1	Certificate of Incorporation (2)
3.2	By-laws of the Company (3)
4.1	Form of Lock Up Agreement, dated as of May 16, 2007 (1)
4.2	Form of Warrant (1)
5.1	Opinion of Lewis and Roca LLP
10.1	Registration Rights Agreement, dated as of May 16, 2007 (1)
10.2	Securities Purchase Agreement, dated as of May 16, 2007 (1)
10.3	Escrow Agreement dated as of May 16, 2007 (1)
10.4	Exclusive Technology Consulting Services Agreement dated February 8, 2007
10.5	Operating Agreement dated February 8, 2007
10.6	Intellectual Property Assignement Agreement dated February 8, 2007
10.7	Intellectual Property Agreement dated February 8, 2007
10.8	Equity Pledge Agreement dated February 8, 2007
10.9	Exclusive Option Agreement dated February 8, 2007
10.10	Amended and Restated Loan Agreement dated February 8, 2007
23.1	Consent of PKF Independent Registered Public Accounting Firm
23.2	Consent of Lewis and Roca LLP (included in its opinion filed as Exhibit 5.1)
23.3	Consent of Guang Dong Jindi Law Office

(1) Incorporated by reference herein to the Report on Form 8-K filed on May 21, 2007.

(2) Incorporated by reference herein to the Company’s registration statement on Form SB-2 filed on February 4, 2005.

(3) Incorporated by reference herein to the Company’s registration statement on Form SB-2 filed on November 8, 2005.

UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-B.

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reference on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this amendment to the registration statement to be signed on its behalf by the undersigned in Shenzen, Guandong Province, PRC, on December 7, 2007.

JINGWEI INTERNATIONAL LIMITED

By:	/s/ Regis Kwong
Name: Regis Kwong Title: Chief Executive Officer

By:	/s/ Helen Lu
Name: Helen Lu Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: December 7, 2007	By: *
Name: George Du
Title: Director

Dated: December 7, 2007	By: *
Name: David Lee
Title: Director

Dated: December 7, 2007	By: *
Name: Zhisheng Wang
Title: Director

Dated: December 7, 2007	By: *
Name: Corla Chen
Title: Director

Dated: December 7, 2007	By: *
Name: Jason Chen
Title: Director

Dated: December 7, 2007	By: *
Name: Lou Guo Qing
Title: Director

Dated: December 7, 2007	By: *
Name: Lily Sun
Title: Director

* By: /s/ Regis Kwong
Regis Kwong Attorney-in-Fact